Exhibit 4.5

NOTICE OF 2009 ANNUAL AND SPECIAL MEETING

OF SHAREHOLDERS

AND

MANAGEMENT PROXY CIRCULAR

MARCH 23, 2009

COMPTON PETROLEUM CORPORATION

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders of Compton Petroleum Corporation (the “Company”) will be held in the Historical Ballroom, Calgary Chamber of Commerce, Fourth Floor, 517 Centre Street South, Calgary, Alberta, Canada on Monday, May 11, 2009, at 3:30 p.m. (Calgary time), for the purposes of:

1.	receiving the financial statements for the year ended December 31, 2008, together with the auditors’ report thereon;

2.	electing a board of directors to serve until the next annual meeting of shareholders or until their successors are duly elected or appointed;

3.	appointing Grant Thornton LLP, Chartered Accountants, as auditors and authorizing the directors of the Company to fix the auditors’ remuneration;

4.	approving and ratifying the shareholder rights plan of the Company; and

5.	transacting such other business as may properly be brought before the Meeting, or any adjournment or adjournments thereof.

Details of all matters proposed to be put before the Meeting are set forth in the accompanying Management Proxy Circular.

Holders of record of Common Shares of the Company at the close of business on March 30, 2009, will be entitled to vote at the Meeting.

By Order of the Board of Directors,

(Signed) T.G. Millar, LL.B.

Vice President, General Counsel & Corporate Secretary

Calgary, Alberta, Canada

March 23, 2009

If you are unable to be present at the Meeting, PLEASE COMPLETE AND RETURN THE ACCOMPANYING FORM OF PROXY in the envelope provided for that purpose. Proxies must be received at the registered office of the transfer agent of the Company, Computershare Trust Company of Canada, c/o Service Delivery, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, not later than 48 hours (excluding Saturdays, Sundays, and holidays) prior to the time of the Meeting, or any adjournment or adjournments thereof, in order for such proxy to be used at the Meeting or any adjournment or adjournments thereof.

COMPTON PETROLEUM CORPORATION

MANAGEMENT PROXY CIRCULAR

TABLE OF CONTENTS

BUSINESS OF THE MEETING	1
Financial Statements	1
Election of Directors	1
Appointment and Remuneration of Auditors	7
Shareholder Rights Plan	8

PROXY INFORMATION	10
Solicitation of Proxies	10
Appointment of Proxyholders and Revocation of Proxies	10
Voting of Common Shares – Advice to Beneficial Holders of Securities	10
Exercise of Discretion by Proxyholders	11
Voting Shares and Principal Holders Thereof	11

EXECUTIVE AND DIRECTOR COMPENSATION	12
Compensation Discussion and Analysis	12
Compensation of Executive Officers	12
Performance Graph	16
Option Based Awards During 2008	16
Summary Compensation Table	17
Incentive Plan Awards	18
Termination and Change of Control Benefits	21
Compensation of Directors	22
Director Compensation Table	22
Incentive Plan Awards – Directors	24
Directors’ and Officers’ Insurance	25
Director Retirement Policy	25

OTHER INFORMATION	25
Indebtedness to the Company	25
Interest of Certain Persons or Companies in Matters to be Acted Upon	26
Interest of Informed Persons in Material Transactions	26

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	26
Canadian Corporate Governance Requirements	26
U.S. Corporate Governance Requirements	26

ADDITIONAL INFORMATION	27
Availability of Information	27
Communicating with the Board	27

SCHEDULE A NI 58-101 CORPORATE GOVERNANCE DISCLOSURE	29

SCHEDULE B NYSE CORPORATE GOVERNANCE STANDARDS	42

SCHEDULE C BOARD OF DIRECTORS CHARTER	48

(i)

COMPTON PETROLEUM CORPORATION

MANAGEMENT PROXY CIRCULAR

BUSINESS OF THE MEETING

This Management Proxy Circular (the “Proxy Circular”) is furnished in connection with the solicitation of proxies by and on behalf of the management (the “Management”) of Compton Petroleum Corporation (“Compton” or the “Company”) for use at the annual and special meeting (the “Meeting”) of the shareholders of the Company (the “Shareholders”) to be held in the Historical Ballroom, Calgary Chamber of Commerce, Fourth Floor, 517 Centre Street South, Calgary, Alberta, Canada on Monday May 11, 2009, at 3:30 p.m. (Calgary time), for the purposes set out in the accompanying notice of the Meeting, or any adjournment or adjournments thereof.

Unless otherwise stated, the information contained in this Proxy Circular is given as of March 23, 2009.

As set forth in the accompanying notice of the Meeting, the business to be conducted at the Meeting consists of annual and special business which the Company is required to conduct, including tabling the Company’s 2008 Annual Report and financial statements, the election of directors (“Directors”) of the Company, the appointment of auditors and the approval and ratification of the shareholder rights plan.

Financial Statements

The consolidated financial statements of Compton for the year ended December 31, 2008, and the report of the auditors thereon, will be placed before the Meeting. The consolidated financial statements form part of the 2008 Annual Report of the Company. Additional copies of the 2008 Annual Report may be obtained from Compton’s Corporate Secretary upon request and copies will also be available at the Meeting.

Election of Directors

Role of the Corporate Governance Committee

The Corporate Governance Committee (the “Governance Committee”), acting under its mandate as the nominating committee, is responsible for identifying and recommending candidates to the Board of Directors of the Company (the “Board”) for election and re-election by the Shareholders. The Board has adopted independence standards that derive from applicable Canadian and United States securities laws and the New York Stock Exchange corporate governance rules. Based upon such standards, all members of the Governance Committee are independent.

Nomination Process

The Governance Committee also establishes general criteria for the election and re-election of Directors. In this regard, the Governance Committee considers the desired complement of Directors’ skills and characteristics based on broad categories, such as leadership, functional capabilities, market knowledge, and prior experience. The process is reviewed annually to reflect the current needs of the Board and strategic priorities of the Company. The Board also conducts a self assessment and Board effectiveness review by each Director which assists in identifying candidates for the Board.

Majority Voting Policy

In 2007, the Board approved a Majority Voting Policy. In an uncontested election, any nominee for Director who is an incumbent Director (an “Incumbent”) and who receives a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”), excluding abstentions, shall promptly tender his resignation to the Board, following certification of the Shareholder vote. If a non-Incumbent nominee receives a Majority Withheld Vote, the individual will not become a Director and will not serve on the Board in any capacity.

The Governance Committee will make a recommendation to the Board as to whether to accept the resignation, or whether other action should be taken. The Board, taking into account the Governance Committee’s recommendation, will publicly disclose through a press release, its decision regarding the resignation and the rationale behind the decision, within 90 days from the date of the receipt of the resignation.

In determining whether to accept the resignation of an Incumbent, the Governance Committee and the Board may consider any factors they determine appropriate and relevant, but in any event, will accept the resignation absent a compelling reason to reject it. Compelling reasons for not accepting a resignation might include, among other things and without limitation; (i) any stated reasons why Shareholders voted against the Incumbent; (ii) the Incumbent was the target of a “vote no” campaign on an illegitimate basis, such as racial discrimination or on the basis of misinformation; (iii) any alternatives for addressing the reason for the Majority Withheld Vote; (iv) loss of the Incumbent would cause the Board to have less than a majority of independent Directors; (v) loss of the Incumbent would cause the Company to fail to satisfy stock exchange listing or regulatory requirements; or (vi) loss of the Incumbent would result in a default or breach under any loan covenants or other contractual arrangements.

An Incumbent who tenders his or her resignation will not participate in the recommendation of the Governance Committee or the decision of the Board with respect to his resignation. If the resignation is not accepted by the Board, such Incumbent will continue to serve with full responsibilities and powers, until the next annual meeting of the Shareholders. If an Incumbent’s resignation is accepted by the Board, or if a non-Incumbent nominee for Director is not elected, then the Board, in its sole discretion, may fill any resulting vacancy pursuant to the Company’s articles and by-laws.

If the Governance Committee does not have a quorum because multiple Directors have tendered their resignations, and is unable to make a recommendation regarding a resignation, then the remaining disinterested members of the full Board shall act on the resignations without a recommendation from the Governance Committee. If all Directors are unsuccessful Incumbents, the Incumbent Board will nominate a new slate of Directors and, within 180 days after the date of the Meeting, hold a special meeting of the Shareholders for the purpose of electing a new Board. In such circumstances, the Incumbent Board will continue to serve until new Directors are elected and qualified.

Contested elections, in which there are more nominees than Directors to be elected, will continue to use the plurality standard and nominees who receive the highest number of votes will be elected.

Nominees

The articles of the Company stipulate that the Board shall consist of a minimum of one and a maximum of eleven Directors. The Board currently consists of ten Directors and the Governance Committee has proposed that the nine persons named below, all of whom are Directors as at the date of this Proxy Circular, should serve as nominees for election as Directors to continue in office until the next succeeding annual meeting of the Shareholders or until their successors are duly elected or appointed.

Five of the proposed nominees (Messrs. Allan, Belich, Koop, Seldin and Smith) were duly elected as Directors at the annual meeting of Shareholders held on May 12, 2008. Two new nominees for election to the Board are Mr. Tim Granger and Mr. Warren Shimmerlik, who were appointed to the Board effective January 26, 2009 and February 26, 2009, respectively. Mr. John Thomson, having previously notified the Company of his intention not to stand for re-election to the Board and having fulfilled all of his duties with respect to the 2008 year-end statutory reporting as Chair of the Audit, Finance and Risk Committee, submitted his resignation effective March 23, 2009. Mr. Brad Hurtubise, a new nominee, was appointed to the Board effective March 23, 2009 to fill the vacancy as a result of Mr. Thomson’s resignation. Mr. David Fitzpatrick, a new nominee, was appointed to the Board effective March 16, 2009 to fill the vacancy as a result of Mr. Sapieha’s resignation from the Board effective as of February 28, 2009. Mr. Preston, a current director, has advised of his intention to retire from the Board and will not be a nominee for election.

The nominees for election as Directors of Compton are:

J. Stephens Allan	Irvine J. Koop
Mel F. Belich	Peter K. Seldin
David Fitzpatrick	Warren Shimmerlik
Tim Granger	Jeffrey T. Smith
R. Bradley Hurtubise

The persons proposed for nomination are, in the opinion of the Governance Committee and the Board, well qualified to act as Directors for the ensuing year. Each nominee has established his eligibility and willingness to serve as a Director if elected.

The persons named in the accompanying form of proxy as proxyholders are either officers (“Officers”) or Directors of Compton and intend to vote at the Meeting FOR the election of the nominees whose names are set forth above, unless specifically instructed on the form of proxy to withhold such vote. The election of Directors will be decided by a majority of the votes cast at the meeting by Shareholders present, in person, or by proxy. The Board and Management unanimously recommend that Shareholders vote in favour of each of the above named nominees.

Set forth below is biographical and other information with respect to each of the nine nominees for election as Director, including principal occupation, business or employment for the past five years or more, and the common shares (“Common Shares”) of the Company and stock options to acquire Common Shares (“Options”) held as at March 23, 2009. In addition, the table lists other companies with whom each nominee is currently serving as a Director. Each of the nominees, other than Tim Granger, Warren Shimmerlik, David Fitzpatrick and Brad Hurtubise, has served as a Director since the year he first became a Director and was elected to his present term of office by a vote of the Shareholders at a meeting of Shareholders held on May 12, 2008. Tim Granger was appointed to the Board effective as of January 26, 2009, Warren Shimmerlik was appointed to the Board effective as of February 26, 2009, David Fitzpatrick was appointed to the Board effective as of March 16, 2009 and Brad Hurtubise was appointed to the Board on March 23, 2009.

Mel F. Belich, Q.C. Calgary, AB, Canada

Mel Belich, 61, is the Chairman of Compton and former Chairman and President of each of Enbridge International Inc., and Enbridge Technology Inc., and a Director of numerous Enbridge affiliates, including those in Europe and Latin America. Mr. Belich joined Enbridge Inc., a pipeline company, in 1994 after 20 years of service with a major Canadian law firm, where he held a series of senior management and counsel positions. He was appointed Queen’s Counsel in 1996.

Mr. Belich is a member of the Institute of Corporate Directors, the Calgary, Alberta, and Canadian Bar Associations and a number of senior legal counsel associations. Mr. Belich’s other activities include serving as a Director of the Calgary Airport Authority, an Honorary Director with the Van Horne Institute for Regulatory Affairs, Director and past President of Ducks Unlimited Canada, and past Chairman of the Canadian Association for the World Petroleum Council.

Compton Board Details:

•        Independent

•        Director since 1993

•        Areas of expertise: corporate governance, corporate law, international business, and oil and gas transmission

•        Attendance at meetings in 2008: 16/16 (100%)

•        Chairman of the Board of Directors since 2001, Chairman of the Corporate Governance Committee, Co-Chairman of the Special Committee of Independent Members of the Board, and Chairman of the Executive Committee of the Board

•        Member of the Human Resources, Compensation, Environmental, Health and Safety Committee; the Engineering, Reserves and Operations Committee; the Audit, Finance and Risk Committee; the Special Committee of Independent Members of the Board and the Executive Committee of the Board

•        Meets share ownership guidelines:

Common shares owned:     2,504,616

Options:                             195,000

Tim S. Granger, P.Eng. Calgary, AB, Canada

Tim Granger, 51, was appointed as President & Chief Executive Officer of Compton effective as of January 26, 2009. Mr. Granger has more than 27 years of experience in the petroleum industry which includes extensive experience in exploitation and production operations. Most recently Mr. Granger held the office of Vice President and Chief Operating Officer at Paramount Energy Trust, a natural gas royalty energy trust, and prior to that was Managing Director of TAQA North, an oil and gas exploration company, following the acquisition of Primewest Energy Trust by TAQA in January of 2008. Mr. Granger had served as the Chief Operating Officer of Primewest Energy Trust, an oil and gas royalty trust, since 1999. Mr. Granger is a member of the Association of Petroleum Engineers, Geologists and Geophysicists of Alberta.

Compton Board Details:

•        Non-independent due to Mr. Granger’s position as President and Chief Executive Officer with the Company

•        Appointed as Director effective as of January 26, 2009

•        Area of expertise: management and operation of exploration and production companies

•        Meets share ownership guidelines:

Common shares owned:     229,500

Options:                              600,000

J. Stephens Allan, FCA, ICD.D., Calgary, AB, Canada

Steve Allan, 64, is a consultant to RSM Richter LLP, one of the largest independent accounting, business advisory, and consulting firms in Canada. Mr. Allan has 39 years of experience as a Chartered Accountant, which includes extensive experience in complex corporate finance matters. He was awarded an FCA in 1992.

Mr. Allan is the past Chairman of the Board of the Calgary Exhibition & Stampede. He has served as a Director of the Calgary Foundation and University Technologies Inc. He is currently a Director of the McMahon Stadium Society and the Calgary Stampede Foundation and was a member of the Committee to End Homelessness in Calgary. Mr. Allan is Chairman of the Independent Review Committee for the Citadel Group of Funds and is Chairman of the Canadian Tourism Commission. He is a past President of the Institute of Chartered Accountants of Alberta and the Rotary Club of Calgary, as well as a past Director of the Alberta Insolvency Practitioner’s Association and the Institute of Management Consultants of Alberta. Mr. Allan has also served as a Governor of the Canadian Institute of Chartered Accountants. He is a member of the Institute of Corporate Directors.

Compton Board Details:

•        Independent

•        Director since 2007

•        Areas of expertise: corporate governance and finance

•        Attendance at meetings in 2008: 15/16 (93.75%)

•        Member of the Corporate Governance Committee; the Human Resources, Compensation, Environmental, Health and Safety Committee; the Engineering, Reserves and Operations Committee; the Audit, Finance and Risk Committee and the Special Committee of Independent Members of the Board

•        Meets share ownership guidelines:

Common shares owned:     11,250

Options:                              40,000

David M. Fitzpatrick, P. Eng. Calgary, AB, Canada

David Fitzpatrick, 50, is an independent businessman and prior thereto served as President, CEO and Director of Shiningbank Energy Ltd. from 1996 to 2007 (acquired by PrimeWest Energy Trust), an oil and gas company. Mr. Fitzpatrick has served as a Director of each of PrimeWest Energy Trust, Shiningbank Energy Income Fund, Platform Energy Ltd., Fairquest Energy Ltd., Enerchem International Inc. and Twin Butte Energy Ltd., each an oil and gas company or trust. Mr. Fizpatrick is a member of the Association of Petroleum Engineers, Geologists and Geophysicists of Alberta and the Society of Petroleum Engineers.

Compton Board Details:

•        Independent

•        Appointed as Director effective as of March 16, 2009

•        Areas of expertise: engineering and production

•        Member of the Corporate Governance Committee; the Human Resources, Compensation, Environmental, Health and Safety Committee; the Engineering, Reserves and Operations Committee; and the Audit, Finance and Risk Committee

•        Meets share ownership guidelines: No (1)

Common shares owned:     0

Options:                              75,000

R. Bradley Hurtubise B. Comm., MBA, CFA Calgary, AB, Canada

Brad Hurtubise, 50, is President, Chief Executive Officer and a Director of Eaglewood Energy Inc. an international oil and gas company. Prior thereto he was Executive Managing Director, Investment Banking at Tristone Capital Inc. and Executive Managing Director and Head of the Calgary office of BMO Nesbitt Burns. Mr. Hurtubise is currently on the Board of Directors of Ithaca Energy Inc., DirectCash Income Fund, the Alberta Children’s Hospital Foundation and also serves on the Advisory Board of Marsh Canada.

Compton Board Details:

•        Independent

•        Appointed as Director effective as of March 23, 2009

•        Areas of expertise: finance

•        Member of the Corporate Governance Committee; the Human Resources, Compensation, Environmental, Health and Safety Committee; and the Engineering, Reserves and Operations Committee; and the Audit, Finance and Risk Committee

•        Meets share ownership guidelines: No (2)

Common shares owned:     0

Options:                              75,000

[1]

Mr. Fitzpatrick was appointed to the Board effective as of March 16, 2009. Pursuant to the Company’s Share Ownership Guidelines, Mr. Fitzpatrick, within a five year period, will acquire 20,000 common shares of the Company with a minimum of 20% of such amount acquired each year.

[2]

Mr. Hurtubise was appointed to the Board on March 23, 2009. Pursuant to the Company’s Share Ownership Guidelines, Mr. Hurtubise, within a five year period, will acquire 20,000 common shares of the Company with a minimum of 20% of such amount acquired each year.

Irvine J. Koop, P.Eng. Calgary, AB, Canada

Irv Koop, 62, is an independent businessman and prior thereto was the Chairman and Chief Executive Officer of IKO Resources Inc., a petroleum consulting firm. Mr. Koop was the Executive Vice President and President and Chief Executive Officer, Pipelines and Midstream, of Westcoast Energy Inc., an energy products and services company (acquired by Duke Energy Company), and was the former President and CEO of Numac Energy, an oil and gas company (acquired by Anderson Exploration).

Mr. Koop is a member of the Association of Petroleum Engineers, Geologists, and Geophysicists of Alberta, and the Canadian Institute of Mining and Minerals. Mr. Koop is also a Director of NAL Energy Inc., a public oil and gas trust and past chair of the Canadian Association of Petroleum Producers (CAPP) and Canadian Energy Research Institute.

Compton Board Details:

•        Independent

•        Director since 1996

•        Areas of expertise: engineering, and midstream and pipeline transmission

•        Attendance at meetings in 2008: 15/16 (93.75%)

•        Chairman of the Human Resources, Compensation, Environmental, Health and Safety Committee

•        Member of the Corporate Governance Committee; the Engineering, Reserves and Operations Committee; the Audit, Finance and Risk Committee; the Special Committee of Independent Members of the Board and the Executive Committee of the Board

•        Meets share ownership guidelines:

Common shares owned:     587,000

Options:                              195,000

Peter K. Seldin New York, NY, United States

Peter Seldin, 54, is the founder and managing member of Centennial Energy Partners, L.L.C., general partner of four energy-sector investment partnerships that invest in oil and gas producers and oilfield service companies worldwide. Mr. Seldin is also a Director of Tesco Corporation, an oilfield equipment and services company and St. Lukes Foundation, a charitable foundation.

Compton Board Details:

•        Independent

•        Director since 2008

•        Area of expertise: finance

•        Attendance at meetings in 2008: 10/10 (100%)

•        Member of the Special Committee of Independent Members of the Board

•        Meets share ownership guidelines: No (3)

Common shares owned:     0

Options:                              75,000

[3]

Mr. Seldin is the founder and managing member of Centennial Energy Partners, L.L.C. which itself and through Centennial Energy Partners, L.P., Centennial Energy Partners V, L.P., Quadrennial Partners L.P., and Hoyt Farm Partners L.P., owns 25,545,796 Common Shares, representing approximately 20.3% of the outstanding Common Shares. Management has been advised by Mr. Seldin that he does not, directly or indirectly, own, control or hold any Common Shares. This information is included solely to provide more complete disclosure to Shareholders.

Warren M. Shimmerlik Bedford, NY, United States

Warren Shimmerlik, 60, is an independent businessman and currently a consultant to Centennial Energy Partners, L.L.C., a major Shareholder of the Company. Prior thereto, Mr. Shimmerlik was a Member and Principal of COSCO Capital Management LLC, a private equity intermediary and from 1990 to 2004 President of Shimmerlik Corporate Communications, Inc., an investor relations firm. He spent nearly two decades as a Wall Street Investment Analyst holding senior positions at Merrill Lynch & Company, L.F. Rothschild Unterberg Towbin and County NatWest Securities USA.

Compton Board Details:

•        Independent

•        Appointed as Director effective as of February 26, 2009

•        Area of expertise: finance

•        Member of the Corporate Governance Committee; the Engineering, Reserves and Operations Committee; the Human Resources, Compensation, Environmental, Health and Safety Committee and the Audit, Finance and Risk Committee

•        Meets share ownership guidelines: No (4)

Common shares owned:     8,600

Options:                              75,000

Jeffrey T. Smith, P.Geol. Calgary, AB, Canada

Jeff Smith, 61, is an independent businessman and prior thereto, Chief Operating Officer of Northstar Energy Company, an oil and gas company (acquired by Devon Energy). He has served as a Director of Rosetta Exploration Ltd., Maxx Petroleum Ltd., and Beau Canada Ltd., each an oil and gas company.

Mr. Smith is a member of the Association of Petroleum Engineers, Geologists, and Geophysicists of Alberta and the Canadian Society of Petroleum Geologists. Mr. Smith’s other current Directorships include serving with Provident Energy Trust and he is Chairman of the Board of Intrepid Energy Ltd. (a private company), each an oil and gas company or trust.

Compton Board Details:

•        Independent

•        Director since 1999

•        Areas of expertise: exploration, production, and reserves

•        Attendance at meetings in 2008: 16/16 (100%)

•        Chairman of the Engineering, Reserves and Operations Committee

•        Member of the Corporate Governance Committee; the Human Resources, Compensation, Environmental, Health and Safety Committee; the Audit, Finance and Risk Committee; the Special Committee of Independent Members of the Board and the Executive Committee of the Board

•        Meets share ownership guidelines:

Common shares owned:     61,000

Options:                              345,000

Appointment and Remuneration of Auditors

Grant Thornton LLP, Chartered Accountants, (“Grant Thornton”) will be nominated for re-appointment as the Company’s auditors to hold office until the next succeeding annual meeting of Shareholders, at such remuneration as may be fixed by the Board upon the recommendations of the Audit, Finance and Risk Committee. Representatives of Grant Thornton will be present at the Meeting and will have an opportunity to make a statement if they wish to do so. They will also be available to respond to Shareholders’ questions. Grant Thornton have been the auditors of the Company since 1993. The Audit, Finance and Risk Committee has recommended to the Board and to Shareholders, the nomination of Grant Thornton as the Company’s auditors. The appointment of the auditors will be decided by a majority of the votes cast at the Meeting by Shareholders present in person or by proxy. The Board and Management unanimously recommend that Shareholders vote in favor of the re-appointment of Grant Thornton as the Company’s auditors.

[4]

Mr. Shimmerlik was appointed to the Board effective as of February 26, 2009. Pursuant to the Company’s Share Ownership Guidelines, Mr. Shimmerlik, within a five year period, will acquire 20,000 common shares of the Company with a minimum of 20% of such amount acquired each year. Mr. Shimmerlik currently owns 8,600 common shares.

Annual Information Form and Audit Fees

The Company has included in its Annual Information Form in the section entitled “Audit, Finance and Risk Committee Information,” certain prescribed information in respect of Audit, Finance and Risk Committee matters and audit fees.

The aggregate amounts paid or accrued by the Company with respect to fees payable to Grant Thornton for audit and audit-related engagements (including separate audits of subsidiary entities, financings, and regulatory reporting requirements), tax, and other services in the fiscal years ended December 31, 2008 and 2007 were as follows:

Type of Service	Fiscal 2008	Fiscal 2007(1)
Financial statement audit	$500,920	$639,250
Internal controls audit	360,054	547,400
Audit related	55,765	48,200
Tax	—	—
Other non-audit	1,220	48,000

Total	$917,959	$1,282,850

(1)	2007 amounts have been updated to account for differences between accrued costs and actual billings.

Financial statement audit fees in fiscal 2008 and 2007 include those charged in respect of the annual financial statement audit as well as those charged for the quarterly review of the financial statements.

Fees charged in 2008 and 2007 for the audit of internal controls relate to requirements under the United States Sarbanes-Oxley Act of 2002 and similar Canadian regulatory compliance.

Audit related fees include services performed to translate the annual and quarterly financial statements into French as well as the reimbursement of the pro-rata share of annual fees charged to each audit firm by the Canadian Public Accountability Board.

There were no tax services performed by Grant Thornton outside of normal audit procedures during 2008 and 2007 . Other non-audit fees relate to minor GST research completed in 2008 and in 2007 the audit of certain oil and gas properties prior to disposition.

The Audit, Finance and Risk Committee of the Company considered the fees and determined that they were reasonable and do not impact the independence of the Company’s auditors. Further, such Committee determined that in order to ensure the continued independence of the auditors, only limited non-audit related services would be provided to the Company by Grant Thornton and in such case, only with the prior approval of the Audit, Finance and Risk Committee. The Committee has pre-approved Management to retain Grant Thornton to provide miscellaneous, minor, non-audit services in circumstances where it is not feasible or practical to convene a meeting of the Audit, Finance and Risk Committee, subject to an aggregate limit of $25,000 per quarter.

Shareholder Rights Plan

As Compton’s current shareholder rights plan expires on June 3, 2009, the Shareholders will be asked at the Meeting to consider and, if deemed advisable, to approve a resolution, the text of which is set forth below (the “Shareholder Rights Plan Resolution”), to ratify the adoption of a new shareholder rights plan (the “Shareholder Rights Plan”). The Shareholder Rights Plan, unanimously adopted by the Board, is contained in an agreement that will be entered into with Computershare Trust Company of Canada effective as of June 3, 2009. The Shareholder Rights Plan is substantially the same as Compton’s current shareholder rights plan which was ratified by the Shareholders in 2003 and reconfirmed in 2006. The Shareholder Rights Plan will become effective as of June 3, 2009 and will continue in effect unless the Shareholders do not approve the Shareholder Rights Plan Resolution. In order to be effective, the Shareholder Rights Plan Resolution must be approved by a majority of the votes cast at the Meeting by Shareholders present in person or represented by proxy. The Toronto Stock Exchange (the “TSX”) has accepted notice of filing of the Shareholder Rights Plan. Shareholders may, on or about March 31, 2009, obtain a copy of the Shareholder Rights Plan agreement on www.sedar.com or from the Corporate Secretary of the Company at (403) 237-9400 or by writing to Compton Petroleum Corporation, Suite 3400, 425 - 1st Street S.W., Fifth Avenue Place, East Tower, Calgary, Alberta, Canada, T2P 3L8, Attention: Corporate Secretary.

Under Canadian securities laws, a party wishing to make a formal take-over bid for the outstanding Common Shares in the capital of Compton is required to leave the bid open for a minimum of 35 days. If adopted, the Shareholder Rights Plan would extend the time period during which a bid would be required to be left open to 60 days. The Shareholder Rights Plan allows “Permitted Bids” to be made, that is, those bids that meet certain requirements intended to protect the interests of all Shareholders, e.g., they are made by way of a proper take-over bid circular in accordance with applicable securities laws and are left open for a minimum of 60 days. Other bids for the Common Shares and acquisitions of Common Shares that exceed a certain threshold (i.e., 20% of the Common Shares) may trigger the Shareholder Rights Plan and result in the rights held by Shareholders, other than the bidder or acquiror, becoming exercisable at 50% of the trading price of the Common Shares at that time. A person who is the beneficial owner of 20% or more of the outstanding Common Shares at the date of adoption of the Shareholder Rights Plan shall not be considered an “Acquiring Person” (this exception shall cease to be applicable in the event a grandfathered person acquires more than an additional 1% of the Company’s outstanding Common Shares).

The additional time period during which a bid is required to be left open provides an opportunity for the Board of Directors to properly assess the merits of a bid and identify other possible suitors or other alternatives for the Company and provides time for other bidders to come forward with competing, and potentially superior bids. The Shareholder Rights Plan is designed to assist in maximizing Shareholder value in the face of a bid and to encourage the fair and equal treatment of all Shareholders. The Shareholder Rights Plan may make “creeping” take-over bids impractical; strengthen the Board of Directors’ bargaining position; and provide competing bidders with more time to react thereby increasing the likelihood that all Shareholders will receive fair consideration for their Common Shares. If a potential bidder or acquiror can show a securities commission or Court that the Shareholder Rights Plan is being used to entrench management or Directors or is otherwise being used inappropriately, the securities commission or Court can make an order that prevents operation of the Shareholder Rights Plan.

The complete text of the Shareholder Rights Plan agreement establishing the Shareholder Rights Plan is available on the Company’s website at www.comptonpetroleum.com under the heading “Investor Relations - Reports & Filings” and on SEDAR at www.sedar.com under the heading “Security holders Documents”.

Recommendation of the Board

The Board has determined that the Shareholder Rights Plan is in the best interests of the Company and the Shareholders. The Board unanimously recommends that Shareholders vote in favour of the Shareholder Rights Plan Resolution.

Unless specified in a form of proxy that the Common Shares represented by the proxy shall be voted against the Shareholder Rights Plan Resolution, it is the intention of the persons designated in the enclosed form of proxy to vote for the Shareholder Rights Plan Resolution.

Shareholder Rights Plan Resolution

“RESOLVED THAT the Shareholder Rights Plan agreement dated effective as of June 3, 2009, as such agreement may from time to time be amended, restated, varied or replaced, between Compton Petroleum Corporation and Computershare Trust Company of Canada as described in the proxy information circular of the Company dated March 23, 2009, be and the same is hereby approved, ratified and confirmed and that any officer or director of the Company is authorized, in the name and on behalf of the Company, to do all such things and execute all such documents as may be necessary or advisable to implement this resolution.”

PROXY INFORMATION

Solicitation of Proxies

This Proxy Circular, which is being mailed to Shareholders on or about April 9, 2009, is furnished in connection with the solicitation by and on behalf of Management of proxies to be used at the Meeting to be held on Monday, May 11, 2009 at the time and place and for the purposes set forth in the accompanying notice of the Meeting, or any adjournment or adjournments thereof. The solicitation will be made primarily by mail but may also be made by telephone or other means of telecommunication by Officers, Directors, or employees of the Company. The cost of the solicitation will be borne by the Company.

Appointment of Proxyholders and Revocation of Proxies

A Shareholder has the right to appoint as proxyholder any person, other than the Directors or Officers of the Company named in the accompanying form of proxy, to attend and vote at the Meeting in the Shareholder’s place, and may do so by inserting the name of such other person, who need not be a Shareholder, in the blank space provided in the form of proxy or by completing another proper form of proxy.

In order for proxies to be recognized at the Meeting or any adjournment or adjournments thereof, the completed forms of proxy must be received at the registered office of the Company’s transfer agent, Computershare Trust Company of Canada, c/o Service Delivery, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1, not later than 48 hours (excluding Saturdays, Sundays, and holidays) preceding the Meeting or any adjournment or adjournments thereof.

A proxy is revocable. The giving of a proxy will not affect the right of a Shareholder to attend and vote in person at the Meeting. A Shareholder, or his attorney authorized in writing, who executed a form of proxy may revoke it in any manner permitted by law, including by depositing an instrument of revocation in writing at the Company’s registered office, located at Suite 3000, Fifth Avenue Place, West Tower, 237-4th Avenue S.W., Calgary, Alberta, Canada, T2P 4X7, Attention: Corporate Secretary, at any time up to and including the day prior to the Meeting or any adjournment or adjournments thereof, or with the chairman of the Meeting on the day of the Meeting, or any adjournment or adjournments thereof, but prior to the use of the proxy at the Meeting, or any adjournment or adjournments thereof.

Voting of Common Shares – Advice to Beneficial Holders of Securities

The information set forth in this section is of significant importance to those Shareholders who hold Common Shares through brokers and their nominees and not in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Proxy Circular as “Beneficial Shareholders”) should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of the Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases, those shares will not be registered under the name of the Shareholder on the records of the Company. Such shares will more likely be registered under the name of the Shareholder’s broker or an agent of that broker. Shares held by brokers or their nominees can only be voted for, or withheld from voting, or voted against any resolution upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and nominees are prohibited from voting shares for their clients.

Applicable regulatory policy requires intermediaries and brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders’ meetings. Every intermediary and broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by his/her broker is identical to the form of the proxy provided to registered Shareholders; however, its purpose is limited to instructing the registered Shareholder how to vote on behalf of the Beneficial Shareholder. A Beneficial Shareholder receiving a proxy from an intermediary cannot use that proxy to vote shares directly at the Meeting, rather the proxy must be returned to the intermediary well in advance of the Meeting in order to have the shares voted.

Exercise of Discretion by Proxyholders

The persons whose names are printed on the accompanying form of proxy as proxyholders, who are either Officers or Directors of the Company, will on a show of hands or any ballot that may be called for, vote for, withhold from voting, or vote against the shares in respect of which they are appointed in accordance with the direction of the Shareholder appointing them. If no choice is specified by the Shareholder, then such shares will be voted FOR the election of the nominees for each of the Directors set forth under the heading “Business of the Meeting – Election of Directors,” FOR the appointment of Grant Thornton as the Company’s auditors set forth under the heading “Business of the Meeting – Appointment and Remuneration of Auditors,” and FOR the approval and ratification of the Shareholder Rights Plan Resolution set forth under the heading “Shareholder Rights Plan.”

The form of proxy accompanying this Proxy Circular confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the notice of the Meeting accompanying this Proxy Circular and with respect to other matters which may properly come before the Meeting. As at the date hereof, Management knows of no such amendment, variation, or other matter to come before the Meeting. If any such amendment, variation, or other matter which is not now known should properly come before the Meeting, then the persons named in the form of proxy will vote on such matters in accordance with their best judgment with respect to the shares represented by such proxy.

Voting Shares and Principal Holders Thereof

The by-laws of the Company provide that every question submitted to any meeting of Shareholders, with the exception of electing Directors, shall be decided on a show of hands unless a ballot is duly demanded by a Shareholder or proxyholder either before or on the declaration of the result of any vote by a show of hands. Upon a show of hands, every Shareholder present in person shall have one vote. If a ballot is taken, then each Shareholder present in person or represented by proxy, is entitled to one vote for each Common Share registered in his name as at the close of business on March 30, 2009, being the record date (the “Record Date”) fixed by the Board for the determination of the registered Shareholders who are entitled to receive the notice of the Meeting accompanying this Proxy Circular. If a Shareholder transfers the ownership of any of the Shareholder’s Common Shares after the Record Date, then the transferee will be entitled to vote at the Meeting if the transferee produces properly endorsed share certificates or otherwise establishes proof of ownership of the shares and demands, not later than 10 days before the Meeting, that the transferee’s name be included in the list of Shareholders entitled to vote. This list of Shareholders will be available for inspection after the Record Date during usual business hours at the Calgary office of the Company’s transfer agent, Computershare Trust Company of Canada, Suite 600, 530-8th Avenue S.W., Calgary, Alberta, Canada, T2P 3S8, and at the Meeting.

Directors receiving the majority of votes cast (number of shares voted “for” a Director must exceed the number of votes “withheld” from that Director) will be elected as a Director. If the number of nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of Directors. Shares not present at the meeting and shares voting “withheld” have no effect on the election of Directors. See “Election of Directors – Majority Voting Policy.”

As at March 23, 2009, there were 125,573,451 Common Shares outstanding. Each Common Share carries the right to one vote on any matter properly coming before the Meeting. The Common Shares are Compton’s only outstanding class of shares. To the knowledge of the Directors and Officers, the only person as of March 23, 2009, who beneficially owns, or controls or directs, directly or indirectly, more than 10% of the issued and outstanding Common Shares is Centennial Energy Partners L.L.C. of 900 Third Avenue, New York, New York, USA, which itself and through Centennial Energy Partners, L.P., Centennial Energy Partners V, L.P., Quadrennial Partners L.P., and Hoyt Farm Partners L.P., owns 25,545,796 Common Shares, representing approximately 20.3% of the outstanding Common Shares.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation of Executive Officers

Composition of the Compensation Committee

The Board has delegated to the Human Resources, Compensation, Environmental, Health and Safety Committee (the “Compensation Committee”) responsibility for the oversight, review, and approval of Compton’s compensation policies. During 2008, the Compensation Committee was composed of the following six independent Directors, Messrs. Koop (Chair), Allan, Belich, Preston, Smith and Thomson, each of whom have significant executive and managerial experience in industry and are well qualified to determine and implement the compensation policies of the Company. The compensation of the senior executives of the Company, including the President & Chief Executive Officer is determined by the members of the Compensation Committee.

Objectives of Compensation Program

The primary objectives of the Company’s executive compensation program are to enable the Company to attract, motivate, develop, and retain outstanding individuals and to align their goals with the Company’s strategic goals and objectives to maximize Shareholder value. In determining the level of compensation paid to named executive officers (each a “NEO”)5, the Compensation Committee annually considers the NEO’s overall experience, responsibility and performance, the compensation levels of similar executive positions in the Canadian oil and gas industry in which the Company competes, and the necessity to retain key personnel and Compton’s overall performance and achievement of its corporate objectives. More specifically, the Compensation Committee considers for each NEO, the individual’s performance in comparison to defined individual goals and objectives and how this performance compares to other members of the Management team, specific corporate operating statistics and performance ratios, Compton’s financial objectives, the individual’s ability to perform to internal budget projections and expectations, and plans for future exploration, development, and acquisition activities.

The Company’s compensation program is designed to reward services provided and to serve as an incentive for NEOs to implement the Company’s short-term and long-term goals that are intended to maximize Shareholder value.

Elements of Compensation Program

As discussed in further detail below, the Company’s compensation program is comprised of the following elements: a base salary, an incentive bonus, and stock option awards and other compensation, such as benefits and the Company’s Employee Stock Savings Plan. Also, the practice of granting options was changed for 2007 in favour of granting restricted share units (“RSU’s”) in accordance with the RSU Plan (as defined herein) and RSU’s were granted again in 2008 to the NEO’s.

Base Salary

The primary element of the Company’s compensation program is base salary. The Company’s view is that a competitive base salary is a necessary element for retaining qualified executive officers. The amount payable to an NEO as base salary is determined annually and approved by the Compensation Committee. The base salary of an NEO is determined primarily by the number of years of experience of the NEO and consideration is made of market compensation data for similar roles and levels of responsibility within comparable companies and on the NEO’s

[5]	A named executive officer means each of the following individuals: a CEO, a CFO, each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 and each individual who would be an NEO but for the fact that the individual was not an executive officer nor acting in a similar capacity at the end of that financial year.

performance and contribution to the Company. The base salaries of executive officers, including that of the Chief Executive Officer (“CEO”), target a range between the fiftieth and seventy fifth percentile indicated in the below mentioned market comparison surveys. The Board has determined that for 2009, NEO compensation will target the fiftieth percentile with any increase above such fiftieth percentile being based on performance measures.

Annual Incentive Bonuses

Annual incentive bonuses are an element of compensation designed to reflect achievement of both corporate and individual goals and objectives. The Company’s bonus plan provides for cash awards based on individual contribution to Compton’s results, measured against goals and objectives that are determined at the beginning of each year and at the discretion of the Compensation Committee. In setting goals and objectives for executive officers, weightings are given to corporate goals and objectives (70% for senior executives and 80% for the CEO) and to individual performance measures (30% for senior executives and 20% for the CEO). If minimum performance levels are achieved, a bonus is payable. If performance levels meet or exceed targets set by the Board, the bonus is increased proportionately, up to a predetermined maximum. Compton’s senior executives were evaluated against the following criteria for 2008:

Criteria	Weighting
Production	17.50%
Cash flow	15.75%
General and administrative expenses	5.25%
Operating costs	5.25%
Reserve growth	13.12%
Finding, development, and acquisition costs	13.13%

Total corporate goals	70%
Personal goals	30%

Total	100%

Based on the criteria set out above and the achievement of corporate and individual goals (both financial and non-financial), the Board determined that the award of bonuses as set out below in “Compensation of Executive Officers – Summary Compensation Table” was appropriate.

Stock Options

The Company’s stock option plan (the “Stock Option Plan”) has been a component of the executives’ total compensation program. Awards of Options were intended to increase the pay-at-risk component for executives and to align their interests with the interests of the Shareholders. The size of the Option award to individual executives was determined by considering individual performance, level of responsibility, authority and overall importance to the Company and the degree to which each executive’s potential and contribution will be critical to the long-term success of Compton. The Compensation Committee has flexibility in the determination of the size of the award and takes into account all relevant circumstances, including the value of Compton’s Option awards in comparison with its competitors and other components of the compensation previously received by the executive, including prior Option grants.

Restricted Share Units

The Company’s RSU plan (the “RSU Plan”) was, in 2008, substituted for the Stock Option Plan in the compensation of executives. RSU awards, like options, are intended to increase the pay-at-risk component for executives and to align their interests with the interests of the Shareholders. The size of the RSU award to individual executives is determined by considering individual performance, level of responsibility, authority and overall importance to the Company and the degree to which each executive’s potential and contribution will be critical to the long-term success of Compton. The Compensation Committee has flexibility in the determination of the size of the award and takes into account all relevant circumstances, including the value of Compton’s RSU awards in comparison with its competitors and other components of the compensation previously received by the executive, including prior Option grants.

Compensation Consultant and Benchmarking

The Compensation Committee retained the services of Towers Perrin Inc. (“Towers Perrin”), an independent consulting firm, to provide executive compensation consulting services in 2008. Compton asked Towers Perrin to provide expertise and advice on competitive market conditions and executive and Director compensation programs, the fees paid in respect thereof were $45,769.51. The performance of Towers Perrin is reviewed and its engagement is approved annually by the Compensation Committee.

Compensation that is market competitive is an important objective of the executive compensation program. The NEOs’ compensation is established by the Compensation Committee with reference to comparable Canadian-based energy companies by benchmarking to compensation surveys conducted by independent expert consulting firms, including Towers Perrin. In 2008, Compton benchmarked its compensation to the Mercer Total Compensation Survey for the Petroleum Industry (2007) (the “Mercer Survey”), and the Towers Perrin 2007 Canada Energy Survey (the “Towers Perrin Survey”). The participants in the Mercer Survey included:

AltaGas Ltd.	Husky Energy Inc.
ARC Resources Ltd.	Imperial Oil Limited
Baytex Energy Trust	Iteration Energy Ltd.
Bonavista Energy Trust	Laricina Energy Ltd.
Canadian Natural Resources Limited	Murphy Oil Company Ltd.
Connacher Oil and Gas Limited	Nexen Inc.
Crew Energy Inc.	Paramount Resources Limited
Devon Canada Corporation	Progress Energy Ltd.
Enbridge Inc.	Real Resources Inc.
EnCana Corporation	Vermilion Energy Trust

and the participants in the Towers Perrin Survey included:

AltaGas Ltd.	Petromont Inc.
ARC Resources Ltd.	SaskEnergy
Hunt Oil Company of Canada Inc.	Shiningbank Energy Management Inc.
NAL Resources Financial Management	Vermilion Energy Trust
Pengrowth Management Limited

Compensation of the President & Chief Executive Officer

The components of total direct compensation of the CEO are the same as those which apply to other executives of Compton, namely base salary, incentive bonus, Option awards, RSUs and other compensation, such as benefits and the Company’s Employee Stock Savings Plan (as defined below).

The CEO’s compensation is established with reference to comparable companies and based on his performance in relation to goals and objectives established at the beginning of each year. In determining comparables, Compton considers the above referenced industry compensation surveys including the Mercer Survey and the Towers Perrin Survey. The Compensation Committee makes recommendations to the Board regarding the CEO’s compensation on the same performance related basis as for the other executives, including a review of the CEO’s performance with respect to corporate and individual objectives.

In the determination of the CEO’s total direct compensation for 2008, the Board considered the achievement of corporate and individual objectives and goals (both financial and non-financial). The CEO’s 2008 corporate objectives mirrored those of the other executives and his individual objectives focused on maximizing Shareholder value by implementing the Company’s strategic plan and budget, mentoring of senior Management, and implementing communication policies with the investment community.

Mr. Sapieha’s total direct compensation for 2008 was $1,243,461 (which included salary, payment for vested RSUs, retention payments, and certain other compensation as detailed in the Summary Compensation Table below). In connection with Mr. Sapieha’s retirement from Compton effective as of January 26, 2009 he received a payment of $1,844,000 pursuant to the provisions of his employment agreement and a separation agreement with the Company. Mr. Sapieha’s total aggregate compensation (total direct compensation plus retirement payment was $3,087,461). As at December 31, 2008, Mr. Sapieha held 6,953,447 common shares, having a value of $6,466,706 (see “Executive Share Ownership and Guidelines”) and as part of Mr. Sapieha’s 2008 compensation package he received a grant of 75,000 RSUs (see “Compensation of Executive Officers”).

Submitted on behalf of the Human Resources, Compensation, Environmental, Health and Safety Committee:

Irvine J. Koop (Chair)	Mel F. Belich
John W. Preston	Jeffrey T. Smith
John A. Thomson	J. Stephens Allan

Performance Graph

The following performance graph and chart compares the cumulative total Shareholder return for $100 invested in Common Shares for the period commencing on December 31, 2003, and ending on December 31, 2008, with the cumulative total return from a similar investment in the Standard & Poor’s/ TSX Composite Total Return Index (“S&P/TSX Composite”) and the TSX Capped Energy Index (“TSX Capped Energy”) for such period.

Cumulative Value of $100 invested on December 31, 2003

As at December 31,	2003	2004	2005	2006	2007	2008
Compton	$100.00	$180.83	$285.00	$177.50	$152.33	$15.50
S&P/TSX Composite	$100.00	$112.48	$137.12	$157.02	$168.27	$109.33
TSX Capped Energy	$100.00	$128.68	$205.54	$208.56	$225.02	$139.11

As noted above, the Compensation Committee considers a number of factors and performance elements when determining compensation for the executive officers. Although total Shareholder return is one performance measure that is reviewed, it is not the only consideration in executive compensation deliberations. As a result, a direct correlation between total Shareholder return over a given period and executive compensation levels is not anticipated.

Option Based Awards During 2008

No options were granted to executive officers in 2008.

Summary Compensation Table

The following table sets forth the compensation for the Company’s NEOs for the financial year ended December 31, 2008.

Name and Principal Position	Year	Salary ($)	Share Based Awards ($)(1)	Option-Based Awards ($)	Non-equity incentive plan compensation ($)		Pension Value ($)	All Other Compensation ($)(2)(3)(4)(5)		Total Compensation ($)
					Annual Incentive Plans	Long-Term Incentive Plans
Ernie G. Sapieha President & Chief Executive Officer	2008	520,000	33,960	—	—	—	—	2,533,501	(6)	3,087,461
Norman G. Knecht Vice President Finance and Chief Financial Officer	2008	294,000	15,852	—	50,000	—	—	380,375		740,227
Murray J. Stodalka Vice President Operations & Engineering	2008	294,000	15,852	—	—	—	—	365,375		675,227
Tim G Millar Vice President, General Counsel & Corporate Secretary	2008	294,000	15,852	—	42,500	—	—	254,625		606,977
Marc R. Junghans Vice President Exploration	2008	294,000	15,852	—	50,000	—	—	365,375		725,227

(1)	See “Executive and Director Compensation – Restricted Share Unit Plan” for a description of the RSU Plan (as defined herein). As part of 2008 compensation, an aggregate of 255,000 RSUs, with an aggregate value of $97,368, were granted to the NEOs. This value was calculated using the methodology identified in Section 3870 of the CICA Handbook (accounting fair value), which the Board determined to be the methodology which most accurately reflects the valuation of the RSU grants. The grant date fair value of the RSU grants (without using the methodology identified in Section 3870 of the CICA Handbook) would be $3,029,400 based on the five day weighted average TSX closing price of Compton’s shares prior to the date of grant, which is a theoretical value calculated at the date of grant. Realized values are determined when the incentives are payable to the NEO. The RSUs vest as to one-third of the RSUs granted on each of the first anniversary, second anniversary and the third anniversary less one day of the date of grant.

(2)	In 2008, the NEO’s received cash compensation as payment for the vested RSU’s granted to the NEO’s for 2007.

(3)	Each of the NEOs receive an amount of $27,400 in respect of an automobile allowance to replace the use of a Company leased automobile.

(4)	Included are contributions made by the Company on behalf of each NEO to the Employee Stock Savings Plan. See “Executive and Director Compensation - Employee Stock Savings Plan” for a description of such plan. Such contributions amounted to $39,000 for Mr. Sapieha and $22,050 for each of the other NEOs.

(5)	During 2008, the Company was engaged in a process to sell the Company. The NEO’s received retention payments in order to ensure that they remained with the Company through that process. On October 30, 2008 the Company terminated the sale process.

(6)	Mr. Sapieha retired as President and CEO of the Company effective January 26, 2009 and received a payment of $1,844,000 pursuant to the provisions of his employment agreement and separation agreement with the Company. See “Executive and Director Compensation – Termination and Change of Control Benefits” for a more detailed description.

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards Table

The following table shows all awards outstanding to each NEO for 2008.

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options ($)	Number of Options that have not Vested (#)	Number of Shares or Units of Shares that have not Vested (#)		Market or payout value of Share-Based Awards that have not Vested ($)
Ernie G. Sapieha	50,000	1.83	29-Jun-09		—	—		—
	100,000	1.83	29-Jun-09		—	—		—
	50,000	2.30	22-Aug-10		—	—		—
	100,000	2.30	22-Aug-10		—	—		—
	60,000	3.83	23-Jul-11		—	—		—
	60,000	4.10	4-Jun-12		—	—		—
	125,000	7.60	17-Jun-09		—	—		—
	100,000	12.84	16-Mar-10		25,000			—
	90,000	15.14	16-Mar-11		45,000			—
						98,333	(1)	89,565
	735,000

Norman G. Knecht	50,000	1.83	29-Jun-09		—	—		—
	50,000	2.30	22-Aug-10		—	—		—
	30,000	3.83	23-Jul-11		—	—		—
	30,000	4.10	4-Jun-12		—	—		—
	50,000	7.60	17-Jun-09		—	—		—
	40,000	12.84	16-Mar-10		10,000			—
	35,000	15.14	16-Mar-11		17,500			—
						45,000	(1)	40,987
	285,000

Murray J. Stodalka	50,000	1.83	29-Jun-09		—	—		—
	50,000	2.30	22-Aug-10		—	—		—
	30,000	3.83	23-Jul-11		—	—		—
	30,000	4.10	4-Jun-12		—	—		—
	50,000	7.60	17-Jun-09		—	—		—
	40,000	12.84	16-Mar-10		10,000			—
	35,000	15.14	16-Mar-11		17,500			—
						45,000	(1)	40,987
	285,000

Tim G. Millar	50,000	1.83	29-Jun-09		—	—		—
	50,000	2.30	22-Aug-10		—	—		—
	25,000	3.83	23-Jul-11		—	—		—
	300,000	3.83	8-Oct-12		—	—		—
	25,000	4.10	4-Jun-12		—	—		—
	50,000	7.60	17-Jun-09		—			—
	40,000	12.84	16-Mar-10		10,000			—
	35,000	15.14	16-Mar-11		17,500
						45,000	(1)	40,987
	575,000

Marc R. Junghans	50,000	4.30	5-Mar-11		—	—		—
	80,300	3.02	25-Feb-10		—	—		—
	50,000	4.15	29-Apr-12		—	—		—
	50,000	7.60	17-Jun-09		—	—		—
	40,000	12.84	16-Mar-10		10,000			—
	35,000	15.14	16-Mar-11		17,500			—
						45,000	(1)	40,987
	305,300

(1)	RSU’s granted but not vested.

Incentive Plan Awards Table

The following table shows the incentive plan awards value vested or earned for each NEO for 2008.

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)(1)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Ernie G. Sapieha	—	138,600	0
Norman G. Knecht	—	59,400	50,000
Murray J. Stodalka	—	59,400	0
Tim G. Millar	—	59,400	42,500
Marc R. Junghans	—	59,400	50,000

(1)	These values represent the cash compensation received by NEOs in 2008 as payment for the vested RSU’s granted to the NEO’s for 2007.

Narrative Discussion

What follows is a description of the significant terms of each of the Company’s plan-based awards.

Restricted Share Unit Plan

Compton adopted the RSU Plan to attract and retain the services of Directors, Officers and employees of the Company and to promote the alignment of interests between participants and Shareholders. The Company introduced the RSU Plan to align itself with evolving practices. Under the RSU Plan, RSUs may be granted to eligible participants and grants are intended to be in the nature of a bonus for services rendered or to be rendered in respect of or over any specified period. The RSUs shall vest as to one-third of the RSUs granted on each of the first anniversary, second anniversary and the third anniversary less one day of the date of grant. Each RSU is redeemable for cash at the end of the vesting period based on the fair market value of one Common Share (defined as the weighted average closing prices of the Common Shares on the TSX over the previous five trading days).

Employee Stock Savings Plan

Compton has established an employee stock savings plan for all employees of Compton (the “Employee Stock Savings Plan.”) Under the Employee Stock Savings Plan, employees (including executives) may elect to contribute a portion of their salary to the Employee Stock Savings Plan and a contribution equal to 150% of the employees’ contribution is made by Compton, subject to the completion of 12 months of service with the Company. The amount that an employee may elect to contribute ranges from 2% to 5% of the employee’s annual base salary and may be modified semi-annually. Contributions to the Employee Stock Savings Plan are used to purchase Common Shares in the open market.

Stock Option Plan

Compton’s Stock Option Plan offers the opportunity to participate in the appreciation of the Common Shares and is therefore intended to encourage employees (including executives) to improve the value of the Common Shares by achieving a high level of performance. Directors, Officers, employees, and consultants (“Participants”) of the Company and its subsidiaries are eligible to receive Options under the Stock Option Plan.

The Stock Option Plan is administered by the Compensation Committee. The number of Options granted reflects competitive practice and is based on the market value of the Common Shares on the date of the grant. Options to acquire Common Shares granted under the Stock Option Plan are generally fully exercisable after four years and expire five years after the grant date. The exercise price of each Option granted under the Stock Option Plan equals the average closing price of the Common Shares on the TSX on the five trading days immediately preceding the date on which the Option is granted.

Options are not assignable or transferable and the Company shall not provide financial assistance to Participants in connection with the exercise of Options. Options granted under the Stock Option Plan, subject to certain exceptions, shall be exercised while the Participant remains as a Director, Officer, employee, or consultant of the Company. Provision is made for early termination of Options in the event of death, disability, or cessation of employment. In the event of cessation of employment, a Participant may within 90 days exercise Options that the Participant was entitled to exercise at the date of such cessation. If the employment or engagement of a Participant is terminated for cause, then all Options granted to such Participant, whether or not vested, shall expire immediately upon the giving to the Participant of notice of such termination.

The maximum number of Common Shares with respect to which Options may be granted from time to time pursuant to the Stock Option Plan shall not exceed a rolling maximum of 10% of the Company’s outstanding Common Shares.

The maximum number of Common Shares which may be reserved for issuance to insiders of the Company and their associates under the Stock Option Plan and all other security based compensation arrangements of the Company is limited to 10% of the number of Common Shares outstanding. The number of Common Shares issued to insiders within any one year period under the Stock Option Plan and all other security based compensation arrangements of the Company is also limited to 10%. The maximum number of Common Shares which may be reserved for issuance pursuant to Options awarded to any one person or company under the Stock Option Plan in any fiscal year is limited to 20% of the total number of Options granted in that fiscal year. No Option grants are subject to Shareholder approval.

The authorized number of Common Shares issuable under the Stock Option Plan, as a percentage of currently outstanding capital, is 10%. As at March 23, 2009 there were 11,839,027 Options outstanding and 718,318 Options available for grant, representing 9.42% and 0.58%, respectively, of the total outstanding Common Shares at such date. The total number of Common Shares issuable pursuant to Options granted to March 23, 2009, is 11,839,027, which represents 9.42% of Compton’s currently outstanding capital.

As at December 31, 2008	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by Shareholders	11,131,102	$8.07	1,444,943

The Board may amend the Stock Option Plan to conform to any change in applicable laws, regulations, or other respects in the best interests of the Company. When required, changes are subject to approval by the TSX. The total percentage of securities issuable under the Stock Option Plan may not be increased without the authorization and approval of the Shareholders. All unallocated Options are subject to renewal approval by Shareholders at the annual meeting in 2010 and every three years thereafter.

Executive Share Ownership and Guidelines

Compton requires its Officers to own shares of the Company pursuant to a formal share ownership policy (the “Share Ownership Guidelines”). The Share Ownership Guidelines are reviewed annually and under the Guidelines the CEO is required to own a minimum of 40,000 Common Shares and all other Officers are each required to own a minimum of 20,000 Common Shares. The Guidelines must be met within five years from appointment to a position, however, a minimum of 20% of the original number of Common Shares required to be purchased to meet the Guidelines, must be acquired each year. As of December 31, 2008, the CEO and all other NEOs each held a number of Common Shares greater than his minimum Common Share ownership requirements.

Name	Common Shares Owned as at		Net Change in Equity Ownership (#)	Meets Minimum Share Ownership Requirements?	NEO’s “Equity at Risk” Amount(1) ($)	Equity at Risk as a Multiple of Annual Base Salary
	December 31, 2007 (#)	December 31, 2008 (#)
Ernie G. Sapieha	6,777,561	6,953,447	175,886	✓	6,466,706	12.4
Norman G. Knecht	269,975	278,960	8,985	✓	259,433	0.9
Murray J. Stodalka	750,930	773,915	22,985	✓	719,741	2.4
Tim G. Millar	195,606	224,591	28,985	✓	208,870	0.7
Marc R. Junghans	27,896	87,881	59,985	✓	81,729	0.3

Total	8,021,968	8,318,794	296,826

(1)	The NEOs’ “Equity at Risk” is at December 31, 2008 and is equal to the market value of the Common Shares owned by the Executive (based upon the December 31, 2008 closing price of Common Shares on the TSX of $0.93 per share.)

Termination and Change of Control Benefits

As at December 31, 2008, the Company had contracts with each of the NEOs and as of January 26, 2009 a contract was entered into with Tim Granger, President & Chief Executive Officer. The contracts provide for compensation to the NEOs for loss of office in the event of change of control, which is defined in the contracts as including (but is not limited to): (i) another entity becoming the beneficial owner of more than 50% of the Common Shares of Compton; (ii) another entity purchasing more than
66 2/3% of Compton’s assets; and (iii) a liquidation or dissolution of Compton.

Change of control compensation is the aggregate of twice (i) the NEO’s current base salary, (ii) 20% of current base salary in lieu of benefits and (iii) the average of the NEO’s previous three incentive bonuses received or, if employed for less than three years then an amount equal to twice the amount that is the target bonus calculated at 50% of salary. Also, each of the NEOs is entitled to a severance payment in the event of termination without cause after three years of employment with the Company, in the same amount. The contracts require the NEOs, and Tim Granger, to comply with a non-competition provision for a period of eighteen months from the date of the termination of the contract.

Ernie Sapieha served as President & Chief Executive Officer of the Company until January 26, 2009 (the “Retirement Date”) when his retirement was effective. Mr. Sapieha was entitled to, and was paid, an amount of $1,844,000, less required holdings, pursuant to the terms of his employment agreement and a separation agreement.

Mr. Sapieha’s RSUs and Options will continue to vest on their vesting date subject to approval in accordance with the Stock Option Plan, in the case of the Options. Mr. Sapieha may elect to have all outstanding Options vest effective February 28, 2009 provided he so elects in writing by March 30, 2009. Upon the Retirement Date, Mr. Sapieha ceased receiving his employment benefits (i.e. vacation accrual, life and disability insurance, and participation in the Employee Stock Savings Plan) however, Mr. Sapieha’s medical and dental benefits will continue until May 31, 2009.

With respect to the remaining NEO’s, assuming that a triggering event (such as termination of employment or change of control) took place on the last business day of the Company’s most recently completed financial year, the following estimated amounts would be payable to the NEO’s (which amount includes payments, payables and benefits):

Norman G. Knecht	$925,000
Murray J. Stodalka	$922,000
Tim G. Millar	$908,000
Marc R. Junghans	$922,000

Compensation of Directors

In 2008, Directors who are not Officers of the Company or any of its subsidiaries (“Outside Directors”) were compensated for their services as Outside Directors through a combination of fees payable by way of cash, reimbursement of incidental expenses and in equity based compensation (RSUs). The Company’s Director compensation is designed to align the interests of Directors with the interests of the Shareholders and to provide appropriate compensation for the risks and responsibilities related to being a Director as well as to attract and retain qualified individuals. In reviewing and determining Directors’ compensation, the Company retained Towers Perrin to provide general advisory services in fiscal 2008.

Annual Board and committee retainers are paid by Compton to each Outside Director and are prorated from the date of the Director’s appointment to the Board and relevant committees. Compton also reimburses Outside Directors for out-of-pocket incidental expenses incurred in attending Board and committee meetings. In 2008, Outside Directors were paid according to the following rates, which were unchanged from 2007:

Chairman of the Board retainer	$65,000
Committee Chairman retainer	$15,000
Board retainer	$65,000
Incidental Expenses	$12,000	(1)

(1)	The Board has determined that for 2009, Directors’ fees will be reduced by $12,000 by deleting the Incidental Expenses fee category.

Director Compensation Table

The following table sets out all amounts of compensation provided to Outside Directors during 2008.

Director	Fees Earned ($)(1)		Share-Based Awards ($)(3)	Option-Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)(4)	Total ($)
J. Stephens Allan	65,000		2,265	—	—	—	64,500	131,765
Mel F. Belich	145,000		2,265	—	—	—	262,000	409,265
Irvine J. Koop	80,000		2,265	—	—	—	170,333	252,598
John W. Preston	65,000		2,265	—	—	—	64,500	131,765
Peter K. Seldin	55,000	(2)	2,265	—	—	—	50,000	107,265
Jeffrey T. Smith	80,000		2,265	—	—	—	170,333	252,598
John A. Thomson	80,000		2,265	—	—	—	214,000	296,265

Total	570,000		15,855	—	—	—	995,666	1,581,521

(1)	Fees Earned include fees of $15,000 and $65,000 for Committee Chairs and the Board Chair, respectively.

(2)	Peter Seldin was appointed to the Board on February 27, 2008 and his fee was prorated.

(3)	See “Executive and Director Compensation – Restricted Share Unit Plan” for a description of the RSU Plan (as defined herein). As part of 2008 compensation, an aggregate of 35,000 RSU’s, with an aggregate value of $15,855 were granted to Directors. This value was calculated using the methodology identified in Section 3870 of the CICA Handbook (accounting fair value), which the Board determined to be the methodology which most accurately reflects the valuation of the RSU grants. The grant date fair value of the RSU grants (without using the methodology identified in Section 3870 of the CICA Handbook) would be $415,800 based on the five day weighted average TSX closing price of Compton’s shares prior to the date of grant, which is a theoretical value calculated at the date of grant. Realized values are determined when the incentives are payable to the NEO. The RSUs vest as to one-third of the RSUs granted on each of the first anniversary, second anniversary and the third anniversary less one day of the date of grant.

(4)	During 2008 the Company was engaged in a sale process to sell the Company. In order to manage the sale process a Special Committee of all the Independent Members of the Board was constituted (and co-chaired by Messrs. Belich and Thomson) and a Steering Committee (comprised of Messrs. Belich, Koop, Smith and Thomson) was also constituted. The sale process was terminated on October 30, 2008 and an Executive Committee of the Board (comprised of Messrs. Belich, Koop, Smith and Thomson) was formed to govern and be responsible for oversight of Management of the Company and to search for and retain a new CEO. Additional fees were paid to the Directors for their services on such Committees, including services in respect of numerous committee meetings during the relevant period. All three committees have now been terminated.

The following discussion is supplemental to the information disclosed under the Director Compensation Table.

Director Share Ownership and Guidelines

Compton requires its Directors to own shares of the Company, in the same manner as its Officers, under its Share Ownership Guidelines (see “Executive Director Compensation – Executive Share Ownership Plan and Guidelines”) in order to align the economic interests of Directors with those of the Shareholders. Under the Share Ownership Guidelines, which are reviewed annually, Directors are required to own a minimum of 20,000 Common Shares. The Share Ownership Guidelines must be met within five years from election as a Director, however, a minimum of 20% of the original number of Common Shares required to be purchased to meet the Guidelines must be acquired each year. As of December 31, 2008, all Incumbent nominees for election as Directors, other than Mr. Seldin, were above the minimum Common Share ownership requirement.

Director	Common Shares Owned as at		Net Change in Equity Ownership (#)	Meets Minimum Share Ownership Requirements?	Director’s “Equity at Risk” Amount(1)	Equity at Risk Multiple of Annual Retainer
	December 31, 2007 (#)	December 31, 2008 (#)
J. Stephens Allan	10,250	11,250	1,000	✓	10,463	0.2
Mel F. Belich	2,344,616	2,504,616	160,000	✓	2,329,293	17.9
Irvine J. Koop	527,000	587,000	60,000	✓	545,910	8.4
John W. Preston	2,423,301	2,029,601	(393,700)	✓	1,887,529	29.0
Ernie G. Sapieha	6,777,561	6,953,447	175,886	✓	6,466,706
Peter K. Seldin(2)	—	—	—	X	—	—
Jeffrey T. Smith	36,000	61,000	25,000	✓	56,730	0.9
John A. Thomson	25,000	125,000	100,000	✓	116,250	1.8

Total	12,143,728	12,271,914	128,186

(1)	Director’s “Equity at Risk” amount is at December 31, 2008, and is equal to the market value of the Common Shares owned by the Director (based upon the December 31, 2008 closing price of Common Shares on the Toronto Stock Exchange (the “TSX”) of $0.93 per share).

(2)	Mr. Seldin is the founder and managing member of Centennial Energy Partners, L.L.C. which itself and through Centennial Energy Partners, L.P., Centennial Energy Partners V, L.P., Quadrennial Partners L.P., and Hoyt Farm Partners L.P., owns 25,545,796 Common Shares, representing approximately 20.3% of the outstanding Common Shares. Management has been advised by Mr. Seldin that he does not, directly or indirectly, own, control or hold any Common Shares. This information is included solely to provide more complete disclosure to Shareholders.

Incentive Plan Awards – Directors

The following tables show all awards outstanding to each Outside Director for 2008.

Outstanding Share-Based Awards and Option-Based Awards Table

	Option-Based Awards				Share-Based Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in-the-money Options ($)	Number of Options that have not Vested (#)	Number of Shares or Units of Shares that have not Vested (#)		Market or payout value of Share-Based Awards that have not Vested ($)
J. Stephens Allan	40,000	8.98	28-Jan-13		—	—		—
						5,000	(1)	4,554
	40,000

Mel F. Belich	50,000	1.83	29-Jun-09
	50,000	2.30	22-Aug-10
	25,000	3.83	23-Jul-11
	25,000	4.10	4-Jun-12
	20,000	7.60	17-Jun-09
	15,000	12.84	16-Mar-10		3,750
	10,000	15.14	16-Mar-11		5,000
						5,000	(1)	4,554
	195,000

Irvine J. Koop	50,000	1.83	29-Jun-09
	50,000	2.30	22-Aug-10
	25,000	3.83	23-Jul-11
	25,000	4.10	4-Jun-12
	20,000	7.60	17-Jun-09
	15,000	12.84	16-Mar-10		3,750
	10,000	15.14	16-Mar-11		5,000
						5,000	(1)	4,554
	195,000

John W. Preston	50,000	1.83	29-Jun-09
	50,000	2.30	22-Aug-10
	25,000	3.83	23-Jul-11
	25,000	4.10	4-Jun-12
	—	5.95	3-Jun-08
	20,000	7.60	17-Jun-09
	15,000	12.84	16-Mar-10		3,750
	10,000	15.14	16-Mar-11		5,000
						5,000	(1)	4,554
	195,000

Peter K. Seldin	—				—	5,000	(1)	4,554
Jeffrey T. Smith	200,000	1.83	29-Jun-09
	50,000	2.30	22-Aug-10
	25,000	3.83	23-Jul-11
	25,000	4.10	4-Jun-12
	—	5.95	3-Jun-08
	20,000	7.60	17-Jun-09
	15,000	12.84	16-Mar-10		3,750
	10,000	15.14	16-Mar-11		5,000
						5,000	(1)	4,554
	345,000

John A. Thomson	—				—	—		—

(1)	RSU’s granted but not vested.

Incentive Plan Awards Table

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
J. Stephens Allan	—	0	—
Mel F. Belich	—	0	—
Irvine J. Koop	—	0	—
John W. Preston	—	0	—
Peter K. Seldin	—	0	—
Jeffrey T. Smith	—	0	—
John A. Thomson	—	0	—

Directors’ and Officers’ Insurance

The Company maintains a liability insurance policy for the benefit of the Directors and Officers. The policy provides coverage for costs incurred to defend and settle claims against Directors and Officers to an annual limit of $70 million with a $1 million deductible per occurrence.

Director Retirement Policy

The Company does not have a mandatory retirement age in respect of Directors’ service on the Board.

OTHER INFORMATION

Indebtedness to the Company

As at the date hereof, none of the Company’s current or former Directors, Officers, or employees is indebted to the Company. The Company’s policy is that it will not directly or indirectly extend or maintain credit, or arrange for the extension of credit, in the form of a personal loan to or for any Director, Officer, or employee.

Interest of Certain Persons or Companies in Matters to be Acted Upon

Other than as disclosed in this Proxy Circular or in a prior Proxy Circular, to the knowledge of Management, no Director or Officer of the Company who has held that position at any time since the beginning of the Company’s last financial year, and no proposed nominee for election as a Director and none of their associates or affiliates, has had any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in the matters to be acted upon at the Meeting.

Interest of Informed Persons in Material Transactions

Other than as disclosed in this Proxy Circular or in a prior Proxy Circular, no “informed person” (as defined in National Instrument 51-102 of the Canadian Securities Administrators), nor any proposed Director, nor any associate or affiliate of such persons, has had any material interest, direct or indirect, in any transaction of the Company since January 1, 2008, or in any proposed transaction which has materially affected or would materially affect Compton or any of its subsidiaries.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board believes that adopting and upholding the highest standards of corporate governance is critical for the overall success of the Company and to build stakeholder confidence. Sound corporate governance ensures the transparency and accountability in respect of Compton’s objectives, strategies, controls, and overall performance. The Governance Committee and Board continuously monitor applicable legislation and respond appropriately to ensure the Company’s compliance.

Compton continually adjusts its practices to reflect the requirements of the New York Stock Exchange (“NYSE”) Listing Standards and the United States Sarbanes-Oxley Act of 2002. In addition, the Company has established procedures for the confidential, anonymous submission by staff of concerns regarding any questionable accounting or auditing matters. Compton also has a Code of Business Conduct and Ethics applicable to all Directors, Officers, and employees.

Canadian Corporate Governance Requirements

The Canadian Securities Administrators approved National Policy 58-201, “Corporate Governance Guidelines” (the “Best Practices Policy”) and National Instrument 58-101, “Disclosure of Corporate Governance Practices” (the “Disclosure Instrument,”) effective June 30, 2005. The Best Practices Policy provides guidance on corporate governance practices, following U.S. initiatives under the Sarbanes-Oxley Act of 2002 and corporate governance rules of the NYSE and NASDAQ. The Disclosure Instrument specifically requires issuers to make certain corporate governance related disclosures. The disclosures required under the Disclosure Instrument generally correspond to the guidance in the Best Practices Policy.

A description of the Company’s corporate governance disclosures, as required by the Disclosure Instrument, is set forth in Schedule A to this Proxy Circular.

U.S. Corporate Governance Requirements

The Common Shares commenced trading on the NYSE on December 6, 2005. The Company is classified as a foreign private issuer in the United States by the United States Securities Exchange Act of 1934 (the “Exchange Act”) and is therefore permitted to follow Canadian corporate governance regulations, except for:

•	audit committee independence requirements under Rule 10A-3 of the Exchange Act;

•	the requirement to disclose any significant differences between the Company’s corporate governance practices and those followed by domestic companies under the NYSE listing standards; and

•

the requirement for the Company to submit an Annual Written Affirmation to the NYSE, confirming the Company’s compliance with the audit committee independence requirements of Rule 10A-3 and that the Company has provided a statement of significant corporate governance differences, and to notify in writing the NYSE if any Officer becomes aware of a material non-compliance.

Compton’s audit committee members are independent under Rule 10A-3 of the Exchange Act. A brief comparison of the Company’s current corporate governance practices to those applicable to domestic companies listed on the NYSE is set forth in Schedule B to this Proxy Circular.

ADDITIONAL INFORMATION

Availability of Information

Additional information about Compton can be found on the Company’s website at www.comptonpetroleum.com or on the SEDAR website at www.sedar.com. Financial information relating to Compton is provided in the Company’s audited consolidated financial statements and Management’s Discussion and Analysis (“MD&A”) for its most recently completed financial year.

Copies of this Proxy Circular, as well as the Company’s latest Annual Information Form, audited consolidated financial statements and MD&A for the year ended December 31, 2008, may be obtained without charge to the Shareholder, upon request to the Corporate Secretary of the Company at:

Mr. T.G. Millar

Compton Petroleum Corporation

3400, 425-1st Street S.W.

Calgary, Alberta, Canada

T2P 3L8

Communicating with the Board

Shareholders and other interested parties who wish to communicate with the Company’s Board of Directors should send their correspondence to:

Compton Petroleum Corporation Board of Directors

c/o Corporate Secretary

3400, 425-1st Street S.W.

Calgary, Alberta, Canada

T2P 3L8

Communications may be addressed to the entire Board, to a committee of the Board, or to an individual Director. The Corporate Secretary will conduct a preliminary review of Shareholder communications and decide the timing and appropriate process for providing such communications to the Board, committee, or individual Director to whom the communication was addressed.

DIRECTORS’ APPROVAL

The contents of this Management Proxy Circular, including its schedules, and the sending of this Management Proxy Circular to Shareholders entitled to receive notice of the Meeting, to each Director, to the auditors of Compton Petroleum Corporation and to the appropriate governmental agencies, have been approved by the Board of Compton Petroleum Corporation.

(Signed) “Tim Granger”

Tim Granger

President & CEO

Dated at Calgary, Alberta

March 23, 2009

SCHEDULE A

NI 58-101 CORPORATE GOVERNANCE DISCLOSURE

BOARD OF DIRECTORS

•	Disclose the identity of directors who are independent.

•	Disclose the identity of directors who are not independent, and describe the basis for that determination.

•

Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgment in carrying out its responsibilities.

•	If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

•

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

•

Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

•	Disclose the attendance record of each director for all board meetings held since the beginning of the issuer’s most recently completed financial year.

Directors’ Relationships to the Company

Director	Independent	Not Independent	Reason for Non-Independent Status	Director of Other Reporting Issuer
J. S. Allan	✓			No other reporting issuers

M. F. Belich	✓			No other reporting issuers

D. Fitzpatrick(1)	✓			No other reporting issuers

T. Granger(2)		✓	Mr. Granger is the President & CEO of the Company	No other reporting issuers

B. Hurtubise(3)	✓			Eaglewood Energy Inc., Ithaca Energy Inc. and DirectCash Income Fund.

I. J. Koop	✓			NAL Energy Inc.

J. W. Preston(4)	✓			No other reporting issuers

E. G. Sapieha		✓	Mr. Sapieha was the President & CEO of the Company until January 26, 2009 and a Director until February 28, 2009	No other reporting issuers

P. K. Seldin	✓			Tesco Corporation

Warren Shimmerlik(5)	✓			No other reporting issuers

J. T. Smith	✓			Provident Energy Trust

J. A. Thomson(4)	✓			Villanova Energy Corp., Canadian Hydro Developers, Inc. and Crew Energy Inc.

(1)	Mr. Fitzpatrick joined the Board as of March 16, 2009.

(2)	Mr. Granger joined the Board as of January 26, 2009.

(3)	Mr. Hurtubise joined the Board as of March 23, 2009.

(4)	Mr. Preston has advised of his intention to retire from the Board and will not be a nominee for election. Mr. Thomson submitted his resignation from the Board as of March 23, 2009.

(5)	Mr. Shimmerlik joined the Board as of February 26, 2009.

The Board annually assesses the independence of its members. Directors are asked to complete a questionnaire, which includes several queries confirming their independence. The Board reviews the completed questionnaires and affirmatively determines the independence of the Directors, taking into account all known facts.

The position of Chairman of the Board is held by an independent Director pursuant to the Terms of Reference for the Chair of the Board attached as part of Schedule C hereto. Mr. Belich, the current Chairman, has held this position since 2001. Duties of the Chairman of the Board include the responsibility to:

•	communicate with the CEO, review strategies, define business issues, and maintain accountability;

•	lead the Board in respect of governance of the Company’s business and affairs;

•	assist the Board in reviewing and monitoring the goals, objectives, strategies, policies and direction of the Company; and

•	review and assess each Director’s attendance, performance and compensation in conjunction with the Human Resources, Compensation, Environmental, Health and Safety Committee.

To assist independent Directors in overseeing Management, the Board Charter requires independent members to meet at regularly scheduled sessions, without Management present. Topics to be discussed include strategic planning, Management and Director evaluation, Board, Committee, and Chairman assessments, and any matter for which an independent discussion is required. If appropriate, discussions and decisions from independent meetings are shared with the rest of the Board and Management.

The number of Board and Committee meetings in 2008 and from January 1, 2009 to March 23, 2009, and the attendance of individual Directors is as follows:

Director(1)	Meetings Attended of Meetings Held					Overall Attendance
	Board Chairman: M. F. Belich	Audit, Finance and Risk Chairman: John Thomson(7)	Human Resources, Compensation, Environmental, Health and Safety Chairman: Irvine J. Koop	Engineering, Reserves and Operations Chairman: Jeffrey T. Smith	Corporate Governance Chairman: M. F. Belich
J. S. Allan	16/17	5/5	9/9	7/7	5/5	97.4%
M. F. Belich	17/17	5/5	9/9	7/7	5/5	100%
D. Fitzpatrick(2)	1/1	1/1	1/1	1/1	1/1	100%
Tim Granger(3)	2/2	N/A	N/A	N/A	N/A	100%
I. J. Koop	16/17	5/5	9/9	7/7	5/5	97.4%
J. W. Preston	17/17	5/5	9/9	7/7	5/5	100%
E. G. Sapieha(4)	17/17	N/A	N/A	N/A	N/A	100%
P. K. Seldin(5)	11/11	N/A	N/A	N/A	N/A	100%
W. Shimmerlik(6)	2/2	2/2	2/2	2/2	2/2	100%
J. T. Smith	17/17	5/5	9/9	7/7	5/5	100%
J. Thomson	16/17	5/5	9/9	7/7	5/5	97.4%

(1)	Mr. Hurtubise joined the Board effective as of March 23, 2009 and no meetings have been held since that date.

(2)	Mr. Fitzpatrick joined the Board effective as of March 16, 2009.

(3)	Mr. Granger joined the Board on January 26, 2009.

(4)	All independent Directors (except Mr. Seldin) are members of the four Board committees. Mr. Sapieha and Mr. Granger are not independent Directors and therefore do not sit on any Board committees. Mr. Granger, and Mr. Sapieha, until his retirement effective January 26, 2009, regularly attends committee meetings as an invited guest.

(5)	Mr. Seldin joined the Board on February 27, 2008.

(6)	Mr. Shimmerlik joined the Board on February 26, 2009.

(7)	Mr. Thomson was the Chairman prior to his resignation on March 23, 2009. J. Stephens Allan was appointed on March 23, 2009 as the new Chairman.

The Board and its Committees met without non-independent Directors and members of Management during 2008 and the first quarter of 2009. The number of meetings without non-independent Directors and members of Management is detailed below.

Meetings Without Management
Board	17
Audit, Finance and Risk	5
Human Resources, Compensation, Environmental, Health and Safety	9
Engineering, Reserves and Operations	7
Corporate Governance	5

BOARD MANDATE

•	Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The Board’s fundamental objectives are to enhance and preserve long-term Shareholder value, to provide stewardship in order that the Company meets its obligations on an ongoing basis, and to operate in a reliable and safe manner. The Board operates by delegating certain responsibilities, including the day to day conduct of the business of the Company, to Management, while reserving certain powers for itself.

The written Charter of the Board explicitly acknowledges the Board’s responsibility for the stewardship of the Company. In addition the Board oversees the following matters:

•	The Company has established long-term goals and an annual strategic planning process;

The Board is actively involved in the Company’s strategic planning process. Management prepares the strategic plan to respond to business risks, opportunities and long-term goals. The Board is responsible for reviewing and approving the strategic plan at least semi-annually and at least two Board meetings each year are devoted to consideration and approval of the strategic plan. Management must seek the Board’s approval for any transaction that would have a significant impact on the strategic plan.

•	The principal risks of the Company’s business are identified and appropriate systems are implemented to manage those risks;

The Board, through its Committees, is responsible for identifying the principal risks of the Company and ensuring that appropriate risk management systems are implemented. The principal risks of the Company include, but are not limited to: crude oil and natural gas price volatility; exchange rate fluctuations; availability of services and supplies; operating hazards and mechanical failures; uncertainties in the estimates of reserves and in projections of future rates of production; environmental and surface rights issues; timing of development expenditures; general economic conditions; and the actions or inactions of third-party operators. Refer to the Company’s Annual Information Form for a more in depth discussion of business risks.

The Board evaluates risk by monitoring and assessing with Management the likelihood of an adverse event and the corresponding business impact. The Board, through its Committees, oversees the adoption of risk management policies that mitigate the business impact of adverse events.

The Audit, Finance and Risk Committee meets regularly, and at least quarterly, to review financial reports and insurance practices of the Company, and to discuss risk areas with the external auditors. The Engineering, Reserves and Operations Committee and Human Resources, Compensation, Environmental, Health and Safety Committee each meet regularly, and at least quarterly, to review emergency response plans, reserve information, environmental, health and safety regulations, policies and programs, and related insurable risks.

•	There is sufficient succession planning including appointing, training, managing and monitoring Management;

The Board, through the Human Resources, Compensation, Environmental, Health and Safety Committee, is responsible for making adequate provisions for the training, development and continuing education of Management. Management is encouraged by the Board to participate in professional and personal development activities, courses, and programs. The Board supports Management’s commitment to training and developing all employees.

The direction of the Company’s strategic plan identifies the key areas to be addressed through succession planning. Through the Human Resources, Compensation, Environmental, Health and Safety Committee, the Board annually assesses the performance, promotability, potential, strengths, and development needs of the Company’s current Management and employees. The identification of Compton’s objectives directs the ongoing process of training, developing and retaining senior managers who can provide immediate and long-term leadership.

•	The Company has a communications policy;

The Company’s Disclosure, Communications, and Insider Trading Policy addresses how Compton interacts with analysts, Shareholders, other key stakeholders and the public in general.

The Company communicates with its stakeholders through a variety of channels, including press releases, conference calls, participation in investor conferences, publication of the Company’s annual report and required disclosure documents and through its website. Stakeholders can provide feedback to the Company in a number of ways, including e-mail and contacting the Company’s Manager of Investor Relations.

Measures are outlined to ensure the Company complies with continuous and timely disclosure obligations and avoids selective disclosure. Compton has established a Disclosure Committee, composed of members of Management, to ensure material information is communicated accurately and on a timely basis to Shareholders and the market. The Disclosure Committee is kept fully apprised of all pending and potentially material developments in order to be able to determine the appropriateness and timing of the public disclosure of those developments.

As specified by the Disclosure, Communications, and Insider Trading Policy, the Disclosure Committee and Board approve all of the Company’s major communications, including annual and quarterly reports, financing documents, and press releases. A copy of the Company’s policy can be found on the Company’s website at www.comptonpetroleum.com.

•	The Company’s internal controls and management information systems have sufficient integrity;

The Board verifies that appropriate internal controls and management information systems have been established by Management, allowing the Board to fulfill its responsibilities. Through its Audit, Finance and Risk Committee, the Board examines the effectiveness of the Company’s internal control processes and management information systems. The Board consults with Management to monitor and review the integrity of these systems. The Audit, Finance and Risk Committee meets regularly, and at least quarterly, to discuss and review the quality of the Company’s internal control processes and management information systems with the external auditor.

•	The Company’s approach to governance issues.

The Corporate Governance Committee is responsible for reviewing the overall corporate governance principles of the Company, recommending any changes, and ensuring their disclosure. This Committee monitors best practices among other public companies to make certain Compton continues to carry out high standards of corporate governance. Additionally, the Corporate Governance Committee reviews and recommends changes to the Board regarding the mandates and composition of Board Committees. The Corporate Governance Committee is responsible for the statement of corporate governance practices included in this Proxy Circular.

A full copy of the Charter for the Board is set forth as Schedule C to this Proxy Circular. Alternatively, it may also be found on the Company’s website at www.comptonpetroleum.com.

The Charter for the Board is reviewed on an annual basis by the Corporate Secretary and updated to reflect changes in the regulatory and corporate governance environment. The revised Charter is forwarded to the Corporate Governance Committee for its review and approval, and ultimate recommendation for adoption by the Board.

Shareholders and other interested parties who wish to communicate directly with the Company’s Board are invited to send their correspondence to the Corporate Secretary. Communications may be addressed to the entire Board, to a committee of the Board, or to an individual Director. The Corporate Secretary will conduct a preliminary review of Shareholder communications and decide the timing and appropriate process for providing such communications to the Board, Committee, or individual Director to whom the communication was addressed.

POSITION DESCRIPTIONS

•

Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

•

Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Company has developed written position descriptions for the Chairman of the Board, Committee Chairs, and the CEO. Position descriptions are reviewed on an annual basis by the Corporate Secretary and updated to reflect changes in the regulatory and corporate governance environment. Revised position descriptions are forwarded to the Corporate Governance Committee for its review and approval and ultimate recommendation for adoption by the Board.

Duties of the Chairman of the Board are outlined in this Schedule A under the heading “Board of Directors.”

Duties of the Committee Chairs include the responsibility to:

•	provide guidance to ensure the Committee’s activities fulfill the Committee’s mandate;

•	update the Board on all developments of relevance to the Company; and

•	be an available resource to the Board, the CEO, and Management to review strategies, define issues, maintain accountability, and build relationships as required.

Duties of the CEO include the responsibility to:

•	exercise general supervision and provide leadership over the business and affairs of the Company;

•	develop and implement strategic business and operation plans;

•	develop, train, and monitor senior Management; and

•	represent the Company as principal spokesperson.

The Board has delegated to the Human Resources, Compensation, Environmental, Health and Safety Committee, the responsibility for the oversight, review, and approval of Compton’s compensation policies. As part of this role, the Human Resources, Compensation, Environmental, Health and Safety Committee develops corporate goals for the CEO and assesses the CEO’s performance against these objectives.

ORIENTATION AND CONTINUING EDUCATION

•	Briefly describe what measures the board takes to orient new directors regarding

•	the role of the board, its committees and its directors and

•	the nature and operation of the issuer’s business.

•

Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

Compton is committed to maintaining an effective orientation, training, and education program for its Board to ensure that the Board is able to complete its duties and responsibilities and serve as a basis for informed decision-making. All new Directors receive a Board Manual containing historical and current public information about the Company, the Charters of the Board and its Committees, corporate governance policies, industry information, and other relevant corporate information. Additionally, Management makes a comprehensive presentation to new Board members, discussing the history of the Company, nature and operations of the business, and future plans.

To provide continuing education for Compton’s Directors, Management:

•	makes regular presentations to the Board on the main areas of the Company’s business and changes to legal, regulatory, and industry requirements and standards;

•	invites outside experts to make presentations to the Board on matters of particular importance or emerging significance;

•	makes available to Directors published information on corporate governance, accounting and finance developments, and any other topics of relevance;

•	arranges for Directors to tour one or more of the Company’s various facilities, at least annually; and

•	encourages Directors to take professional development courses and maintain memberships in professional associations which provide continuing education to Directors, at the Company’s expense.

ETHICAL BUSINESS CONDUCT

•	Disclose whether or not the board has adopted a written code for the directors, officers, and employees. If the board has adopted a written code:

•	disclose how a person or company may obtain a copy of the code;

•	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

•

provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

•

Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

•	Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

Compton has adopted a Code of Business Conduct and Ethics (the “Code”), holding the Company’s Directors, Officers, employees, and consultants to high standards of legal and moral conduct in all areas of operations. In addition to meeting legal and regulatory requirements, the Company strives to conduct all operations fairly and with integrity. The Code may be viewed on the Company’s website at www.comptonpetroleum.com or at www.sedar.com. The Code is annually reviewed and updated as necessary by the Corporate Secretary. Any revisions are forwarded to the Corporate Governance Committee for its review and approval and ultimate recommendation of adoption by the Board.

The Board monitors compliance with the Code through the use of an Ethics Hotline, which is an anonymous and confidential toll free telephone number. This telephone number, 1-800-661-9675, is published on the Compton’s website at www.comptonpetroleum.com. Concerns may also be submitted at www.compton-eweb.com. Additionally, any violations of the Code brought to the attention of Management are reported to the Board. No waivers from the Code were granted to the Company’s Directors, Officers, employees, or consultants in 2008, nor were any departures from the Code reported.

To ensure Directors exercise independent judgment in considering Company transactions and agreements, the Directors are required (pursuant to the Company’s “Terms of Reference for a Director,” the Company’s by-laws, and applicable legislation) to disclose the nature and extent of any interest in a transaction or agreement with the Company and the Director must abstain from any participation or discussion and refrain from voting on any decision in respect of such transaction or agreement.

The Board encourages and promotes a culture of ethical business conduct through its guidance provided to Officers and Management and its oversight of the daily operations of the Company. Additionally, the Whistle Blower Policy adopted by the Company promotes a culture of openness, honesty, and accountability. This Policy establishes procedures for the receipt, retention, treatment, and regular review of any unlawful activities, accounting irregularities, or ethical violations. No unlawful activities, accounting irregularities, or ethical violations were reported in 2008.

NOMINATION OF DIRECTORS

•	Describe the process by which the board identifies new candidates for board nomination.

•

Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

•	If the board has a nominating committee, describe the responsibilities, powers, and operation of the nominating committee.

The Board has mandated the Corporate Governance Committee, comprised solely of independent Directors, to identify and propose to the Board new nominees to the Board.

The Corporate Governance Committee maintains a “Directors’ Skills Matrix” which identifies the specific areas of expertise of current Directors, including board, geological, engineering, financial, and strategic planning experience. The competencies and skills of existing Directors, as documented in the skills matrix, is periodically assessed in comparison to the competencies and skills required by the Board. The most recent additions to the Board were Mr. Granger who was appointed to the Board effective as of January 26, 2009, Mr. Shimmerlik who was appointed to the Board effective as of February 26, 2009, Mr. Fitzpatrick who was appointed to the Board effective as of March 16, 2009 and Mr. Hurtubise who was appointed to the Board effective as of March 23, 2009.

A standing “evergreen” list of potential Director candidates is also maintained to ensure the Board can quickly fill an unexpected vacancy. Suggestions for individuals who might be considered as potential Director candidates are received from Management, Board members, and occasionally from outside advisors. Nominees must possess competencies and skills identified as being desirable and complementary to those demonstrated by current Directors. New nominees must also have a track record in general business management, special expertise in an area of strategic interest to the Company, the ability to devote the time required, demonstrated support for the Company’s mission and strategic objectives, and a willingness to serve.

Prior to agreeing to join the Board, new nominees are given a clear indication of the workload and time commitment involved. It is expected that new nominees may serve on the board of Directors for other public companies; however, it is important that this number be limited such that the individual has sufficient time to dedicate to Compton. Additionally, new nominees must be prepared to attend all meetings, barring extraordinary circumstances.

The size of the Board is reviewed annually by the Corporate Governance Committee. The Board is of sufficient size to encompass diverse skills and experiences, while operating in a prudent and efficient manner and appropriately staffing the Board’s Committees. The Board was comprised of eight Directors in 2008 and nine persons are nominated by Management for the Board in 2009.

The Corporate Governance Committee is also responsible for developing the Company’s approach to governance issues, to assist the Board in fulfilling its oversight responsibilities with respect to the development and implementation of corporate governance and with a view to fostering a culture of integrity within the Company. The Committee fulfills its oversight role on behalf of the Board and is responsible to:

•	recommend initiatives to maintain high standards of corporate governance;

•	assess the effectiveness and performance of the Board as a whole, its Committees, and individual Directors;

•	define and monitor the relationship, roles, and authority of the Board and Management;

•	review and evaluate corporate communication policies and practices; and

•	monitor compliance with the Code of Business Conduct and Ethics.

The full Corporate Governance Committee Charter may be found on Compton’s website at www.comptonpetroleum.com.

COMPENSATION

•	Describe the process by which the board determines the compensation for the issuer’s directors and officers.

•

Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

•	If the board has a compensation committee, describe the responsibilities, powers, and operation of the compensation committee.

•

If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

The Human Resources, Compensation, Environmental, Health and Safety Committee, composed solely of independent Directors, annually reviews and recommends to the Board the compensation of the Company’s Directors and Officers.

The Committee’s mandate is to assist the Board in fulfilling its oversight responsibilities with respect to human resources and compensation. The Committee has the responsibility to:

•	review and oversee human resources policies of the Company;

•	review succession plans for key Management positions within the Company;

•	develop performance objectives for the CEO and Management and assess their performance against such objectives;

•	recommend to the Board, salary and other remuneration for Management;

•	monitor performance objectives for Management in order that they are aligned with Shareholders’ interests and corporate goals;

•	review details of executive compensation disclosure in this Proxy Circular prior to publication;

•	recommend to the Board in respect of all other compensation matters, including long and short term incentives such as bonuses, stock option plans, and other benefits; and

•	review and recommend compensation for Board and Committee service.

In 2008, Compton retained Towers Perrin Inc. for advice on competitive market conditions and executive and Director compensation programs and the fees paid in respect thereof were $45,769.51. All services provided to Compton by Towers Perrin Inc., beyond their role in supporting the requirements of the Committee, require written pre-approval by the Chair of the Committee outlining the scope of work and related fees.

The full Human Resources, Compensation, Environmental, Health and Safety Committee Charter may be found on Compton’s website at www.comptonpetroleum.com.

The process by which the Committee determines the compensation for the Directors and Officers is outlined in detail under the heading “Compensation and Related Matters” in this Proxy Circular.

OTHER BOARD COMMITTEES

•	If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

Details of the Committee members and their attendance may be found in this Schedule A under the heading “Board of Directors.”

Engineering, Reserves and Operations Committee

In addition to the Board Committees previously mentioned, Compton’s Board has an Engineering, Reserves and Operations Committee, comprised solely of independent Directors. The Committee’s mandate is to review and make recommendations to the Board on the Company’s engineering and reserves policies.

The Committee fulfills its oversight role on behalf of the Board and is responsible for:

•	the Company’s overall policies and guidelines with respect to engineering, reserves, and operations;

•

undertaking with Management all necessary procedures and policies to comply with regulations and guidelines applicable to the Company and enunciated by the applicable regulatory authorities, including providing assistance to Management in compliance with National Instrument 51-101, preparation of the Statement of Reserves (Form 51-101 F1), the Evaluator’s Report (Form 51-101 F2), and the Management’s Report (Form 51-101 F3);

•	meeting with the Company’s Vice President of Operations & Engineering, other senior reserves personnel, and the independent reserves evaluator to review and consider the Company’s reserves; and

•	reviewing, assisting, and making recommendations to the Board in respect of the annual appointment of the Company’s independent qualified reserves evaluators.

The full Engineering, Reserves and Operations Committee Charter may be found on Compton’s website at www.comptonpetroleum.com.

Audit, Finance and Risk Committee

The Board also has an Audit, Finance and Risk Committee, mandated to oversee that Management is responsible for creating and maintaining an effective risk management and internal control framework. This framework should provide that the financial, operational, and regulatory objectives of the Company are achieved and that the statutory responsibilities of Board are discharged.

The Committee fulfills its role on behalf of the Board by overseeing:

•	the review, disclosure, and integrity of the Company’s financial statements, MD&A, results of operations, and other financial information;

•	the external auditor’s qualifications, independence, and performance;

•	the Company’s compliance with legal and regulatory requirements;

•	risk management, management information systems, and external business of the Company;

•	the effectiveness and integrity of the Company’s system of disclosure controls and internal controls; and

•	the appointments of the Chief Financial Officer and other key financial executives.

The Committee is composed solely of independent Directors. Mr. Thomson, Chairman of the Committee, until his resignation on March 23, 2009, is considered to be a financial expert due to his experience in the oil and gas industry as a Chartered Accountant, as Chief Financial Officer of a major public oil and gas company, and as a board member and officer for other public reporting oil and gas companies. J. Stephens Allan has been appointed Chairman of the Committee as of March 23, 2009 and will be designated as the financial expert of the Company. All other Committee members are financially literate.

The full Audit, Finance and Risk Committee Charter may be found in the Company’s Annual Information Form or on Compton’s website at www.comptonpetroleum.com.

Special Committee and Steering Committee of Independent Members of the Board

The Committees were responsible for conducting a formal review of the Company’s business plans and strategic alternatives for enhancing Shareholder value. Such review included, among other things, exploring potential asset divestments, equity alternatives, strategic alliances, joint venture opportunities, mergers, or a corporate transaction.

The Committees also had the responsibility (i) to retain and oversee independent financial advisors to assist the Committee in the conduct of its review, (ii) to make reports and recommendations to the Board in respect of the review, and (iii) generally to define and monitor the relationship and roles of the Committee, Management, and advisors in respect of the review.

The Committees were wound up after the termination of Compton’s sale process on October 30, 2008.

Executive Committee of the Board of Directors

The Committee was to govern and be responsible for oversight of Management of the Company and to search for and retain a new CEO. This Committee was terminated on January 31, 2009.

ASSESSMENTS

•

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

The Board and the Corporate Governance Committee formally evaluate Board, Chair of the Board, Committee, Committee Chair, and individual Director effectiveness on an annual basis through self-evaluation. Each year Directors complete a confidential, detailed questionnaire which provides for quantitative ratings in key areas and seeks subjective comment in each of those areas.

The most recent annual evaluation indicated that the Board, Chair of the Board, Committees, Committee Chairs, and individual Directors are effectively fulfilling their responsibilities.

Annual Board Assessment by All Directors

Directors complete an annual Board Effectiveness Questionnaire (“Questionnaire”) commenting on Board responsibility, organization, operations, effectiveness, and performance, as well as the Company’s reporting to Shareholders and to the public. The Questionnaires are returned to the Chair of the Corporate Governance Committee who summarizes the results. Based upon survey feedback, the Chair of the Corporate Governance Committee leads an in-camera discussion of the Board, identifying areas for improvement and objectives for the upcoming year. The Corporate Governance Committee then recommends changes to enhance the overall performance of the Board and monitors ongoing progress in areas identified for improvement.

Annual Assessment of the Chair of the Board by Directors

Directors are asked to annually assess and comment on the performance of the Chair of the Board while completing the Questionnaire. Individual responses are received by the Chair of the Corporate Governance Committee who summarizes the results and leads an in-camera discussion of the Board, identifying areas for improvement and objectives for the upcoming year.

Annual Assessment of Each Committee by Members of that Committee

The Questionnaire asks members of each Committee to evaluate how well the Committee is operating and to make suggestions for improvement. The Questionnaire is administered by the Chair of the Corporate Governance Committee who receives responses and prepares a summary report which is provided to the appropriate Committee Chair and then reported to the full Board. During an in-camera discussion of the Board, areas for improvement are identified and objectives are set for the coming year. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take appropriate action.

Annual Assessment of Each Committee Chair by Members of Each Committee

Members of each Committee are asked to annually assess and comment on the performance, knowledge, and effectiveness of each Committee Chair while completing the Questionnaire. Responses are received by the Chair of the Corporate Governance Committee. A summary report is provided to the appropriate Committee Chair and to the full Board. An in-camera discussion of the Board identifies areas for improvement and objectives are set for the coming year.

Annual Assessment of Individual Directors

While completing the annual Questionnaire, Directors are also asked to comment on the performance of fellow Directors. Responses are received by the Chair of the Corporate Governance Committee, who meets with individual Directors to discuss their performance and any other issues which either may wish to raise. All peer feedback remains anonymous, with the underlying intent to improve individual Director and overall Board performance.

SCHEDULE B

NYSE CORPORATE GOVERNANCE STANDARDS

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS		DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES
1.	A majority of the directors must be independent.	Yes	A majority of Compton’s Directors are independent. Currently, eight of nine Directors are independent. Tim Granger, President & CEO of the Company is not independent. Ernie G. Sapieha, President & CEO of the Company until January 26, 2009 and Director of the Company until February 28, 2009, was not independent.

2.	In order to tighten the definition of “independent director” for purposes of these standards:

(a)    No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder, or officer of an organization that has a relationship with the company). Companies must identify which directors are independent and disclose the basis for that determination.

		Yes	Annually, the Board of Directors affirmatively determines the independence of its independent Directors under the Company’s Standards of Independence, set forth in Schedule C to this Proxy Circular, which meet or exceed the requirements of the NYSE rules.

(b) In addition, a director is not independent if:

(i)     The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer of the listed company.

		Yes	Messrs. Belich, Koop, Preston, Smith, Thomson, Allan, and Seldin, the Company’s independent directors in 2008 (Shimmerlik, Fitzpatrick and Hurtubise, also independent Directors, were appointed in 2009), meet each of the additional standards outlined in items (i) through (v).

(ii)    The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Yes

(iii) (A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance, or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

Yes

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS		DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES

(iv)   The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

Yes

(v)    The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

Yes

3.	To empower non-management directors to serve as a more effective check on management, the non-management directors of each listed company must meet at regularly scheduled executive sessions without management.	Yes	As required by the Board of Directors’ Charter, the independent Directors must meet at regularly scheduled executive sessions without Management present.

4.	(a) The Board must have a nominating / corporate governance committee composed entirely of independent directors.	Yes	Compton’s Corporate Governance Committee is composed entirely of independent Directors.

(b) The nominating / corporate governance committee must have a written charter that addresses:

(i)     the committee’s purpose and responsibilities - which, at minimum, must be to: identify individuals qualified to become board members, consistent with criteria approved by the board, and to select, or to recommend that the board select, the director nominees for the next annual meeting of shareowners; develop and recommend to the board a set of corporate governance guidelines applicable to the corporation; and oversee the evaluation of the board and management; and

		Yes	The purpose and responsibilities of the Corporate Governance Committee are addressed in its Charter, which can be found on the Company’s website at www.comptonpetroleum.com. The evaluation of Management has been delegated to the Human Resources, Compensation, Environmental, Health and Safety Committee, which is also composed entirely of independent Directors.

	(ii) an annual performance evaluation of the committee.	Yes	The Charter requires the Committee conduct an annual evaluation of its performance.

5.	(a) Listed companies must have a compensation committee composed entirely of independent directors.	Yes	The Human Resources, Compensation, Environmental, Health and Safety Committee is composed entirely of independent Directors.

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS		DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES
(b) The compensation committee must have a written charter that addresses:

(i)     the committee’s purpose and responsibilities – which, at minimum, must be to have direct responsibility to: (A) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board), determine and approve the CEO’s compensation level based on this evaluation; and (B) make recommendations to the board with respect to non-CEO executive officer compensation, and incentive-compensation and equity-based plans that are subject to board approval; and (C) produce a compensation committee report on executive officer compensation as required by the SEC to be included in the listed company’s annual proxy statement or annual report on Form 10-K filed with the SEC;

No

The purpose and responsibilities of the Human Resources, Compensation, Environmental, Health and Safety Committee are addressed in its Charter, which can be found on the Company’s website at www.comptonpetroleum.com. Specifically, this Committee is responsible to review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and determine the CEO’s compensation, subject to final Board approval. This Committee also makes recommendations to the Board with respect to senior executive compensation and equity-based plans, which are subject to Board approval.

The Human Resources, Compensation, Environmental, Health and Safety Committee produces an annual Report on Executive Compensation, which may be found under the heading “Report on Executive Compensation” in this Proxy Circular.

	(ii) an annual performance evaluation of the compensation committee.	Yes	The Charter requires the Committee conduct an annual evaluation of its performance.

6.	Listed companies must have an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act.	Yes	Compton’s Audit, Finance and Risk Committee satisfies the requirements of Rule 10A-3 under the Exchange Act.

7.	(a) The audit committee must have a minimum of three members.	Yes	The Audit, Finance and Risk Committee is composed of six independent Directors.

	(b) In addition to any requirement of Rule 10A-3(b)(1), all audit committee members must satisfy the requirements or independence set out in Section 303A.02.	Yes	Compton’s Audit, Finance and Risk Committee members satisfy the requirements of Rule 10A-3(b)(1) under the Exchange Act and Section 303A.02 of the NYSE Listed Company Manual.

(c) The audit committee must have a written charter that addresses:

(i)     the committee’s purpose – which, at minimum, must be to: (A) assist board oversight of (1) the integrity of the listed company’s financial statements, (2) the listed company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the listed company’s internal audit function and independent auditors; and (B) prepare an audit committee report as required by the SEC to be included in the listed company’s annual proxy statement;

		Yes	The purpose, duties and responsibilities of the Audit, Finance and Risk Committee are addressed in its Charter, which can be found on the Company’s website at www.comptonpetroleum.com. The Charter addresses each of the additional standards outlined in items (i) through (iii).

	(ii) an annual performance evaluation of the audit committee; and	Yes	The Charter requires the Committee to conduct an annual evaluation of its performance.

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS	DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES
(iii) the duties and responsibilities of the audit committee – which, at a minimum, must include those set out in Rule 10A-3(b)(2), (3), (4) and (5) of the Exchange Act, as well as to:	Yes

(A)   at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the listed company;

Yes

(B)   meet to review and discuss the listed company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

Yes

(C) discuss the listed company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;	Yes

(D) discuss policies with respect to risk assessment and risk management;	Yes

(E) meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors;	Yes

(F) review with the independent auditor any audit problems or difficulties and management’s response;	Yes

(G) set clear hiring policies for employees or former employees of the independent auditors; and	Yes

(H) report regularly to the board of directors.	Yes

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS		DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES
	(d) Each listed company must have an internal audit function.	Yes

8.	Shareholders must be given the opportunity to vote on all equity-compensation plans and material revisions thereto (exempting plans that are made available to shareholders generally, such as a typical dividend reinvestment plan and plans that merely allow employees, directors or other service providers to elect to buy shares on the open market or from the listed company for their current fair market value, regardless of whether the shares are delivered immediately or on a deferred basis; or the payments for the shares are made directly or by giving up compensation that is otherwise due).	Yes	Shareholders have the opportunity to vote on the Company’s Stock Option Plan, as described in this Proxy Circular.

9.	The Company must adopt and disclose corporate governance guidelines.	Yes	The Company has adopted Corporate Governance Principles, which can be found on Company’s website at www.comptonpetroleum.com.

10.	The Company must adopt and disclose a code of business conduct and ethics for directors, officers, and employees. Any waivers of the code by directors or officers must be promptly disclosed.	Yes	The Company has adopted a Code of Business Conduct and Ethics for Directors, Officers, and Employees, which can be found on Company’s website at www.comptonpetroleum.com. No waivers of the Code by Directors, Officers, employees or consultants occurred in 2008.

11.	Listed foreign private issuers must disclose any significant ways in which their corporate governance practices differ from those followed by domestic companies under NYSE listing standards.	Yes	The Company’s corporate governance practices do not differ significantly from those followed by domestic U.S. companies under NYSE listing standards, with the exceptions that (i) Compton does not have an internal audit function and (ii) the CEO’s compensation is finally approved by the Board of Directors on the recommendation of the Human Resources, Compensation, Environmental, Health and Safety Committee.

12.

(a)    Each listed company CEO must certify to the NYSE each year that he or she is not aware of any violation by the company of NYSE corporate governance listing standards, qualifying the certification to the extent necessary.

		N/A	Section 303A.12(a) does not apply to Foreign Private Issuers.

(b)    Each listed company CEO must promptly notify the NYSE in writing after any executive officer of the listed company becomes aware of any material non-compliance with any applicable provisions of this Section 303A.

		Yes	There have been no incidences of material non-compliance with any provisions of Section 303A of the NYSE listing standards applicable to the Company as a Foreign Private Issuer.

(c)    Each listed company must submit an executed Written Affirmation annually to the NYSE. In addition, each listed company must submit an interim Written Affirmation each time a change occurs to the board or any of the committees subject to Section 303A. The annual and interim Written Affirmations must be in the form specified by the NYSE.

		Yes	Compton submitted an executed Foreign Private Issuer Annual Written Affirmation to the NYSE.

NYSE GOVERNANCE STANDARDS APPLICABLE TO U.S. DOMESTIC ISSUERS		DOES COMPTON ALIGN?	COMPTON’S CORPORATE GOVERNANCE PROCEDURES
13.	The NYSE may issue a public reprimand letter to any listed company that violates a NYSE listing standard.	N/A	No reprimand letter has been issued to Compton by the NYSE.

14.	Listed companies must have and maintain a publicly accessible website.	Yes	Compton maintains a publicly accessible website at www.comptonpetroleum.com.

SCHEDULE C

BOARD OF DIRECTORS CHARTER

MANDATE OF THE BOARD

A.	Operation of the Board of Directors

The Board of Directors (the “Board”) of Compton Petroleum Corporation (the “Company”) is responsible under law for the management of the Company’s business and affairs. The Board shall operate by delegating certain of its authorities, including the day to day conduct of the business of the Company to management and overseeing the activities of management, and by reserving certain powers to itself. The Board shall retain the responsibility of managing its own affairs, including selecting its Chair, constituting committees of the full Board and determining director compensation. Subject to the Articles and By-Laws of the Company and the Business Corporations Act (Alberta) (the “ABCA”), the Board may constitute, seek the advice of and delegate powers, duties and responsibilities to committees of the Board and shall do so where it considers appropriate.

B.	General Responsibilities

The Board’s fundamental responsibilities are to foster the long-term success of the Company consistent with the Board’s fiduciary responsibility to the Company, to enhance and preserve long-term shareholder value and to provide stewardship in order that the Company meets its obligations on an ongoing basis and operates in a reliable and safe manner. In performing its functions, the Board should also consider the legitimate interests that its other stakeholders, such as employees, customers and communities, may have in the Company. In broad terms, the stewardship of the Company involves the Board in financial planning and reporting, strategic planning, risk management and mitigation, environmental, health and safety management and mitigation, review of reserves disclosure procedures and practices, acceptance of the content and filing of the Company’s reserves data with applicable securities regulatory authorities, senior management determination, communication planning and internal control integrity.

C.	Specific Responsibilities

The Board’s specific duties and responsibilities fall into the categories outlined below.

1.	Legal Requirements

(a)	The Board has the oversight responsibility for directing management in order that the Company meets its legal and regulatory requirements and that documents and records are properly prepared, approved and maintained;

(b)	The Board has the statutory responsibility to:

(i)	manage the business and affairs of the Company;

(ii)	act honestly and in good faith with a view to the best interests of the Company;

(iii)	exercise the care, diligence and skill that reasonably prudent people would exercise in comparable circumstances;

(iv)	act in accordance with its obligations contained in the ABCA and the regulations thereto, the securities legislation of each province and territory of Canada, other relevant legislation and regulation, including United States legislation and regulation applicable to the Company, and the Company’s Articles and By-laws; and

(v)	on the recommendation of the Audit, Finance and Risk Committee, recommend to the shareholders the appointment of an external auditor, and fix the remuneration of the external auditor if it has not been fixed by the shareholders.

(c)	The Board has the statutory responsibility for considering, as a full Board, the following matters which in law may not be delegated to management or to a committee of the Board:

(i)	any submission to the shareholders of a question or matter requiring the approval of the shareholders;

(ii)	the filling of a vacancy among the directors or in the office of auditor or the appointment of additional directors;

(iii)	the issuance of securities;

(iv)	the declaration of dividends;

(v)	the purchase, redemption or any other form of acquisition of shares issued by the Company;

(vi)	the payment of a commission to any person in consideration of his/her purchasing or agreeing to purchase shares of the Company from the Company or from any other person, or procuring or agreeing to procure purchasers for any such shares;

(vii)	the approval of management proxy circulars;

(viii)	the approval of any take-over bid circular or directors’ circular;

(ix)	the approval of financial statements of the Company; and

(x)	the adoption, amendment or repeal of By-Laws of the Company.

2.	Composition of Board

The Board shall from time to time examine its size and composition and undertake, where appropriate, a program to reduce or increase the number of directors to a number which facilitates more effective decision making.

3.	Compensation of Directors

The Board shall from time to time review, or appoint a committee to review, the adequacy and form of the compensation of the directors and shall ensure that such compensation realistically reflects the responsibilities and risks involved in being a director of the Company.

4.	Outside Advisers

The Board shall implement a system whereby individual directors may engage an outside advisor (including legal counsel), at the expense of the Company, to provide consultation and advice in appropriate circumstances. The engagement of an outside advisor by a director shall be subject to the approval of the Board or the Corporate Governance Committee of the Board.

5.	Independence

The Board has the responsibility to implement appropriate structures and procedures to permit the Board to function independently of management.

Such structures and procedures shall, at a minimum, include:

(a)	the appointment of a Chair of the Board, who shall be independent (as defined in section 2 of “Composition of the Board”, below) and who shall be responsible for ensuring that the Board discharges its responsibilities independently of management; and

(b)	the requirement that a majority of the members of the Board shall be independent (as defined in section 2 of “Composition of the Board”, below).

6.	Strategy Determination

The Board has the responsibility:

(a)	to determine long-term goals, to establish an annual strategic planning process for the Company, and to participate with management directly or through its committees in approving the mission of, and the strategic plan for the Company by which the Company proposes to achieve its goals; and

(b)	to monitor progress in respect of the achievement of the goals established in the strategic plan and to initiate corrective action when required.

7.	Committees of the Board and Independent Directors

The Board shall from time to time and at least annually, appoint and/or reappoint committees of directors and such committees shall have the responsibilities of meeting regularly and carrying out the duties and powers delegated to them by the Board as outlined in the respective committee charters. The committees of the Board shall at a minimum consist of:

(a)	Corporate Governance Committee;

(b)	Audit, Finance and Risk Committee;

(c)	Engineering, Reserves and Operations Committee; and

(d)	Human Resources, Compensation, Environmental, Health and Safety Committee.

In order for independent directors (as defined in Section 2 of “Composition of the Board”, below) of the Company to serve as a more effective check on management, the independent directors shall meet at regularly scheduled sessions, without management present.

8.	Managing Risk

The Board has the responsibility to understand the principal risks of the business in which the Company is engaged, to achieve a proper balance between risks incurred and the potential return to shareholders, and to confirm that there are systems in place which effectively monitor and manage those risks with a view to the long-term viability of the Company. The Board also has a responsibility to understand and review the derivative and hedge policies of the Company.

9.	Appointing, Training and Monitoring Senior Management

The Board has the responsibility:

(a)	to appoint the Chief Executive Officer (the “CEO”), to monitor and assess CEO performance, to determine CEO compensation, and to provide advice and counsel in the execution of the CEO’s duties;

(b)	to consider the advice of the CEO and the recommendations of the Human Resources, Compensation, Environmental, Health and Safety Committee in approving the appointment and remuneration of all Company officers; and

(c)	to consider the advice and recommendation of the Human Resources, Compensation, Environmental, Health and Safety Committee to satisfy itself that adequate provision has been made for the training, development and continuing education of management and for the orderly succession of management.

10.	Reporting and Communication

The Board has the responsibility:

(a)	to verify that the Company has in place policies and programs to enable the Company to communicate effectively with its shareholders, other stakeholders and the public generally;

(b)	to verify that the financial performance of the Company is adequately reported to shareholders, other security holders and regulators on a timely and regular basis;

(c)	to verify that the financial results are reported fairly and in accordance with generally accepted accounting principles and standards;

(d)	to verify the timely reporting of any other developments that have a significant and material impact on the value of the securities of the Company; and

(e)	to report annually to shareholders on its stewardship of the affairs of the Company for the preceding year.

11.	Monitoring and Acting

The Board has the responsibility:

(a)	to verify that the Company operates at all time within applicable laws and regulations to the highest ethical and moral standards;

(b)	to approve and monitor compliance with significant policies and procedures by which the Company is operated, including its Code of Business Conduct and Ethics;

(c)	to review and approve recommendations of the Corporate Governance Committee to determine criteria for qualification of individuals to be a member of the Board;

(d)	to review and approve the annual budget, annual financing plans, any payment of dividends and new financing;

(e)	to review and approve quarterly financial reports and the annual report;

(f)	to verify that the Company sets high environmental standards in its operations and is in compliance with environmental laws and legislation;

(g)	to verify that the Company has in place appropriate programs and policies for the health and safety of its employees in the workplace;

(h)	to monitor the Company’s progress towards its goals and objectives and to revise and alter its direction through management in response to changing circumstances;

(i)	to take action when performance falls short of its goals and objectives or when other special circumstances warrant;

(j)	to review and direct management to establish the necessary processes and procedures to meet the Board’s expectations regarding timely scheduling of Board and Committee meetings, receipt of materials, reports, presentations and other information from management in a timely and efficient manner, in order to permit the Board to properly carry out its duties and responsibilities.

(k)	to verify that the Company has implemented adequate internal control and information systems which ensure the effective discharge of its responsibilities; and

(l)	to determine the advisability, from time to time, of implementing a policy requiring a minimum level of ownership by directors and senior officers in the capital of the Company.

D.	General

1.	The Board shall also be responsible for:

(a)	reviewing and assessing this Charter annually and revising it in accordance with the recommendations of the Corporate Governance Committee;

(b)	annually evaluate the performance of the Board, Chair of the Board and individual directors in accordance with an evaluation process established by the Board to assess the effectiveness and performance of the Board, committees of the Board and Chair thereof;

(c)	considering the recommendations of the Corporate Governance Committee with respect to the Charter of each of the committees of the Board and revising such charters accordingly, as appropriate; and

(d)	performing any other activities consistent with this Charter, the Company’s Articles and By-laws and any other governing law and regulation as the Board deems necessary or appropriate in order to carry out its mandate.

2.	This Charter shall not be taken to create a level of duty, or increase the liability of the Company, the Board, or any of its directors or management, beyond that otherwise provided by applicable law. The systematic identification, management and delegation of the business and affairs of the Company contained in this Charter are intended to improve the process of the Company’s corporate governance.

COMPOSITION OF THE BOARD

1.	The Board shall be comprised of at least three directors.

2.	Each member of the Committee shall be “independent” as affirmatively determined by the Board, and as defined in the Company’s Standards of Independence attached hereto.

3.	At least half of the members of the Board shall be resident Canadians, as that term is defined in the ABCA.

4.	The Chair of the Board shall be appointed annually by the Board to oversee the Board carrying out its responsibilities effectively.

5.	Each member of the Board shall have such skills and abilities appropriate to his or her appointment as a director as shall be determined by the Board.

MEETINGS OF THE BOARD

1.	The Board shall meet at such times and places as designated by the Chair of the Board at least on a quarterly basis, and whenever a meeting is requested by a member of the Board or a senior officer of the Company.

2.	Notice of each meeting of the Board shall be given to each member of the Board.

3.	Notice of a meeting of the Board shall:

(a)	be in writing (which may be communicated by electronic facsimile or other communication facilities);

(b)	state the nature of the business to be conducted at the meeting in reasonable detail;

(c)	to the extent practicable, be accompanied by copies of documentation to be considered at the meeting; and

(d)	be given at least 24 hours preceding the time stipulated for the meeting.

4.	A quorum for the transaction of business at a meeting of the Board shall consist of a majority of the members of the Board and such quorum of directors may exercise all the powers of the directors, provided that at least half of the directors present at a meeting shall be resident Canadians.

5.	A member of the Board may participate in a meeting of the Board by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other. A member of the Board participating in the meeting by any such means is deemed to be present at that meeting.

6.	In the absence of the Chair of the Board, the members of the Board, shall choose one of the members present at the meeting to be Chair of the meeting and, in the absence of the Secretary of the Company, the Board shall choose one of the members of the Board present at the meeting to be the Secretary of the meeting.

7.	Management of the Company may attend meetings of the Board, as deemed appropriate by the Board, and shall attend meetings of the Board when requested to do so by the Board.

8.	Minutes shall be kept of all meetings of the Board and shall be signed by the Chair and Secretary of the meeting. The minutes shall be maintained with the Company’s records, shall include copies of all resolutions passed at each meeting, and shall be available for review by members of the Committee, the Board and management.

COMPTON PETROLEUM CORPORATION

STANDARDS OF INDEPENDENCE

Compton Petroleum Corporation (“Compton” or “the Company”) has adopted the following standards for determining whether a director is independent within the meaning of applicable Canadian and United States securities laws and the New York Stock Exchange corporate governance rules.

These Standards will be periodically reviewed and may be modified by Compton’s Board of directors (“the Board”). Except where required by applicable law or the rules of the New York Stock Exchange, the criteria set forth in these standards are not intended to constitute rigid rules that govern the Board’s determination of whether a director is independent from the Company or an interpretation of any applicable law, rule or regulation.

To be considered independent for purposes of these standards, the Board must affirmatively determine on an annual basis that the director being reviewed has no direct or indirect material relationship with the Company. A “material relationship” is a relationship which could, in the view of the Company’s Board, be reasonably expected to interfere with the exercise of a member’s independent judgment. In each case, the Board shall consider all relevant facts and circumstances.

Additionally, a director will not be deemed to be independent if:

(a)

the director is, or has been within the last three years, an employee or executive officer of the Company, or an immediate family member[6] of the director is, or has been within the last three years, an executive officer of the Company;

(b)

the director is a current partner or employee of a firm that is the Company’s internal or external auditor, or was within the last three years, a partner[7] or employee of that firm and personally worked on the Company’s audit within that time;

(c)	an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor, or is a current employee of that firm and participates in its audit, assurance or tax compliance (but not tax planning) practice, or was, within the last three years a partner or employee of that firm and personally worked on the Company’s audit within that time;

(d)	the director, or an immediate family member of the director, is or has been within the last three years, an executive officer of an entity on which any of the Company’s current executive officers serves or served at that same time on the entity’s compensation committee;

(e)	the director or an immediate family member of the director who is employed as an executive officer of the Company has received, during any twelve month period within the last three years, more than $75,000 in direct compensation from the Company, other than 1) director and committee fees, 2) pension or other forms of deferred compensation for prior service provided that such compensation is not contingent in any way on continued service and 3) compensation for previously acting as an interim chief executive officer of the Company or previously acting as a Chair of the board on a part-time basis;

(f)	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

[6]

An immediate family member is defined as a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

[7]

A partner does not include a fixed income partner whose interest in the firm that is the internal or external auditor is limited to the receipt of fixed amounts of compensation (including deferred compensation) for prior service with that firm if the compensation is not contingent in any way on continued service.

(g)	the director accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary entity of the Company, other than as remuneration for acting in the director’s capacity as a member of the board or any board committee, or as a part-time chair or vice-chair of the board or any board committee; or is an affiliated entity of the Company or any of its subsidiary entities.

Other compensatory fees includes acceptance of a fee by an immediate family member or an entity in which the director is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary entity of the Company. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company if the compensation is not contingent in any way on continued service.

(h)	the director is an affiliated[8] person of the Company.

[8]	Affiliated person of another person means:

(a)	any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person;

(b)	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

(c)	any person directly or indirectly controlling, controlled by, or under common control with, such other person;

(d)	any officer, director, partner, copartner, or employee of such other person;

(e)	if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and

(f)	if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

COMPTON PETROLEUM CORPORATION

TERMS OF REFERENCE FOR THE CHAIR OF THE BOARD

INTRODUCTION

1.	The Board of Directors (the “Board”) has ultimate accountability to the shareholders for the management of the Company. Critical to meeting this accountability are the relationships among the Board, management, shareholders, relevant stakeholders (which term includes employees, customers, suppliers, regulators, governments, and the communities in which the Company operates), and the Directors.

2.	The Chair of the Board, as the presiding Board member, will ensure that these relationships are effective and efficient and that the relationships further the best interests of the Company. In performing this role, the Chair works with the Chief Executive Officer (the “CEO”), manages the affairs of the Board, and together with the committees of the Board, the Directors, the CEO, the Chief Financial Officer, the Corporate Secretary and other senior management, ensures effective relations with Board members, shareholders, stakeholders and the public.

RESPONSIBILITIES

The Chair of the Board has the responsibility:

(A)	Working With Management

1.	to communicate openly and effectively with the CEO, including helping to review strategies, define issues, maintain accountability and build relationships;

2.	to make the CEO aware of any concerns of the Board, shareholders, or other stakeholders or the public of which the Chair has knowledge;

3.	to lead the Board in monitoring and evaluating the performance of the CEO and senior management, the accountability of the CEO, and the implementation of the management succession and development plans by the CEO; and

4.	to work closely with the CEO in order that management strategies, plans and performance matters are presented, as necessary, to the Board, shareholders and relevant stakeholders;

(B)	Managing the Board

1.	to lead the Board in respect of the governance of the Company’s businesses and affairs;

2.	to make the Board aware of its obligations to the Company, shareholders, management, relevant stakeholders, and pursuant to law;

3.	to provide leadership to the Board and to assist the Board in reviewing and monitoring the goals, objectives, strategies, policies and directions of the Company;

4.	to communicate with the Board to keep it up to date on all major developments including timely discussion of potential developments of relevance to the Company;

5.	to oversee that the Board has sufficient information to permit it to properly make major decisions when such decisions are required;

6.	to establish the frequency of Board and Committee meetings and to review such frequency from time to time, as considered appropriate or as requested by the Board;

7.	to co-ordinate the agenda and related events for Board meetings in conjunction with the CEO and the Corporate Secretary;

8.	to chair Board meetings;

9.	to recommend the committees of the Board and their composition, to review the need for, and the performance and suitability of, those committees and to recommend such adjustments as are deemed necessary from time to time, all in conjunction with the CEO and the Governance and Compensation Committee;

10.	to co-ordinate the frequency of, and the agenda for, all committee meetings in conjunction with the committee chairs, the CEO and the Corporate Secretary;

11.	to oversee that Board meetings are conducted in an efficient, effective and focused manner, and to attend committee meetings where requested by a committee chair, or as deemed appropriate by the Chair of the Board, or the Board; and

12.	to review and assess each Director’s attendance, performance and compensation and the size and composition of the Board, all in conjunction with relevant committees of the Board;

(C)	Relations with Shareholders, Other Stakeholders and the Public

1.	to chair meetings of shareholders;

2.	in conjunction with management and relevant committees, consider appropriate management and Board representation at official functions and meetings with major shareholder groups and other stakeholder groups; and

3.	as requested by the CEO, to undertake public service activities in connection with the Company’s charitable, educational and cultural activities.